Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-162550

Prospectus Supplement
(To Prospectus dated December 7, 2009)

American Axle & Manufacturing Holdings, Inc.

14,000,000 Shares

Common Stock

We are offering 14,000,000 shares of our common stock, par value $0.01 per share.

Our common stock is quoted on the New York Stock Exchange (“NYSE”) under the symbol “AXL.” The last reported sales price of our common stock as reported on the NYSE on December 9, 2009 was $7.41 per share.

Investing in the shares involves risks. See “Risk factors” on page S-10 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement and the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total

Initial price to public	$7.20	$100,800,000
Underwriting discount	$0.3420	$4,788,000
Proceeds, before expenses, to American Axle & Manufacturing Holdings, Inc.	$6.8580	$96,012,000

We have granted the underwriters a 30-day option to purchase up to 2,100,000 additional shares from us at the initial price to the public less the underwriting discount to cover over-allotments.

The underwriters expect to deliver the shares against payment in New York, New York on December 15, 2009.

J.P. Morgan	BofA Merrill Lynch

Barclays Capital
Credit Suisse
KeyBanc Capital Markets
Comerica Securities

Prospectus Supplement dated December 9, 2009

You should rely only on the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. American Axle & Manufacturing Holdings, Inc. has not authorized anyone to provide you with different information.

We are not making an offer of the shares of common stock covered by this prospectus supplement in any jurisdiction where the offer is not permitted.

You should not assume that the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the respective dates thereof.

About this prospectus supplement

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of our common stock. The second part, the accompanying prospectus, gives more general information about the common stock we may offer from time to time. If there is any inconsistency between the information in this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Except as otherwise specified, the words “Holdings,” the “Company,” “we,” “our,” “ours” and “us” refer to American Axle & Manufacturing Holdings, Inc. and its consolidated subsidiaries, including American Axle & Manufacturing, Inc. (“AAM”), and “common stock” refers to our common stock, $0.01 par value per share.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement or the accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement is current only as of its date.

Forward-looking statements

Except for the historical information contained herein, this prospectus supplement contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current forecast of certain aspects of our future. The terms such as “will,” “may,” “could,” “would,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “project,” and similar words or expressions, as well as statements in future tense, are intended to identify forward-looking statements.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events and are subject to risks and may differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

•	global economic conditions;

•	our ability to comply with the definitive terms and conditions of various commercial and financing arrangements with General Motors LLC (“GM”);

•	reduced purchases of our products by GM, Chrysler LLC (“Chrysler”) or other customers;

•	reduced demand for our customers’ products (particularly light trucks and sport utility vehicles (“SUVs”) produced by GM and Chrysler);

•	availability of financing for working capital, capital expenditures, R&D or other general corporate purposes, including our ability to comply with financial covenants;

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•	our customers’ and suppliers’ availability of financing for working capital, capital expenditures, R&D or other general corporate purposes;

•	the impact on us and our customers of requirements imposed on, or actions taken by, our customers in response to the U.S. government’s ownership interest, the Troubled Asset Relief Program or similar programs;

•	our ability to continue to achieve cost reductions through ongoing restructuring actions;

•	additional restructuring actions that may occur;

•	our ability to achieve the level of cost reductions required to sustain global cost competitiveness;

•	our ability to maintain satisfactory labor relations and avoid future work stoppages;

•	our suppliers’, our customers’ and their suppliers’ ability to maintain satisfactory labor relations and avoid work stoppages;

•	our ability to continue to implement improvements in our U.S. labor cost structure;

•	supply shortages or price increases in raw materials, utilities or other operating supplies;

•	currency rate fluctuations;

•	our ability and our customers’ and suppliers’ ability to successfully launch new product programs on a timely basis;

•	our ability to realize the expected revenues from our new and incremental business backlog;

•	our ability to attract new customers and programs for new products;

•	our ability to develop and produce new products that reflect market demand;

•	lower-than-anticipated market acceptance of new or existing products;

•	our ability to respond to changes in technology, increased competition or pricing pressures;

•	price volatility in, or reduced availability of, fuel;

•	adverse changes in laws, government regulations or market conditions affecting our products or our customers’ products (such as the Corporate Average Fuel Economy (“CAFE”) regulations);

•	adverse changes in the political stability of our principal markets (particularly North America, Europe, South America and Asia);

•	liabilities arising from warranty claims, product liability and legal proceedings to which we are or may become a party;

•	changes in liabilities arising from pension and other postretirement benefit obligations;

•	risks of noncompliance with environmental regulations or risks of environmental issues that could result in unforeseen costs at our facilities;

•	our ability to attract and retain key associates;

•	other unanticipated events and conditions that may hinder our ability to compete; and

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•	other factors detailed in the section entitled “Risk factors” commencing on page S-10 of this prospectus supplement.

All future written and oral forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this section or elsewhere in, or incorporated by reference into, this prospectus supplement. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in, or incorporated by reference into, this prospectus supplement may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. Accordingly, users of this prospectus supplement are cautioned not to place undue reliance on the forward-looking statements.

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Summary

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus. Because this is a summary, it may not contain all the information that may be important to you. You should read the entire prospectus supplement, the accompanying prospectus, the documents incorporated by reference and the other documents to which we refer before making an investment decision. Some of the statements in this “Summary” are forward-looking statements. Please see “Forward-looking statements” for more information regarding these statements.

Our business

We are a Tier I supplier to the automotive industry. We manufacture, engineer, design and validate driveline and drivetrain systems and related components and chassis modules for light trucks, SUVs, passenger cars, crossover vehicles and commercial vehicles. Driveline and drivetrain systems include components that transfer power from the transmission and deliver it to the drive wheels. Our driveline, drivetrain and related products include axles, chassis modules, driveshafts, power transfer units, transfer cases, chassis and steering components, driving heads, crankshafts, transmission parts and metal-formed products.

Our principal served market of $34.0 billion, as estimated based on information available at the end of 2008, is the global driveline market which consists of driveline, drivetrain and related components and chassis modules for light trucks, SUVs, passenger cars, crossover vehicles and commercial vehicles.

The following chart sets forth the percentage of total revenues attributable to our products for the periods indicated:

	Twelve Months Ended
	December 31,
	2008	2007	2006

Axles and driveshafts	79.2%	84.4%	85.0%
Chassis components, forged products and other	20.8%	15.6%	15.0%
Total	100.0%	100.0%	100.0%

We are the principal supplier of driveline components to GM for its rear-wheel drive (“RWD”) light trucks and SUVs manufactured in North America, supplying substantially all of GM’s rear axle and front four-wheel drive and all-wheel drive (“4WD/AWD”) axle requirements for these vehicle platforms. Sales to GM were approximately 78% of our total net sales in the first nine months of 2009, 74% in the full year of 2008 and 78% in the full year of 2007.

We are the sole-source supplier to GM for certain axles and other driveline products for the life of each GM vehicle program covered by a Lifetime Program Contract (“LPC”). In connection with certain bankruptcy cases involving GM, on September 16, 2009, we entered into a Settlement and Commercial Agreement (the “GM Settlement Agreement”) by and among GM, Holdings and AAM, whereby GM terminated the existing LPCs and confirmed new LPCs. Substantially all of our sales to GM are made pursuant to the new LPCs. The new LPCs have terms equal to the lives of the relevant vehicle programs or their respective derivatives, which typically run 6 to

10 years, and require us to remain competitive with respect to technology, design and quality, among other factors.

We are also the principal supplier of driveline system products for Chrysler’s heavy-duty Dodge Ram full-size pickup trucks (“Dodge Ram program”) and its derivatives. Sales to Chrysler accounted for approximately 7% of our total net sales in the first nine months of 2009, 10% in the full year of 2008 and 12% in the full year of 2007.

In addition to GM and Chrysler, we supply driveline systems and other related components to PACCAR Inc., Volkswagen, Harley-Davidson, Deere & Company, Tata Motors, Mack Truck, Ford Motor Company (“Ford“) and other original equipment manufacturers (“OEMs”) and Tier I supplier companies such as Jatco Ltd. and Hino Motors, Ltd. Sales to customers other than GM and Chrysler accounted for approximately 15% of our total net sales in the first nine months of 2009 as compared to 16% in the full year of 2008 and 10% in the full year of 2007.

We typically enter into agreements with our customers to provide axles or other driveline or drivetrain products for the life of our customers’ vehicle programs. Our new and incremental business backlog includes formally awarded programs and incremental content and volume including customer requested engineering changes. Our backlog may be impacted by various assumptions, many of which are provided by our customers based on their long range production plans. These assumptions include future production volume estimates, changes in program launch timing and fluctuation in foreign currency exchange rates.

Our new and incremental business backlog was approximately $1.0 billion at October 30, 2009. We expect to launch approximately $700.0 million of our new and incremental business backlog in the 2010, 2011 and 2012 calendar years. The balance of the backlog is planned to launch in 2013 and 2014. Approximately 45% of our new business backlog relates to AWD and RWD applications for passenger cars and crossover vehicles. Approximately 70% of our new business backlog will be for end use markets outside of North America and approximately 80% of our new business backlog has been sourced to our non-U.S. facilities.

Business strategy

We are focused on increasing our net sales, profitability and cash flow, and strengthening our balance sheet by providing exceptional value to our customers, capitalizing on our competitive strengths and continuing to diversify our customer, product, and geographic sales mix. In 2006, we initiated a Restructuring, Resizing, and Profit Recovery plan in order for us to achieve a cost structure in line with current and projected levels of customer demand and market requirements. The comprehensive, multi-year plan has proven successful, yielding significant, permanent structural cost reductions and driving our operating breakeven level down to a U.S. seasonally adjusted annual rate of sales (“SAAR”) equivalent of approximately 10.0 million vehicle units. These actions position us to significantly improve profitability and free cash flow performance as global economic conditions improve.

While continuing to emphasize our outstanding track record of operational excellence, we are now focused on accelerating progress on two critical business objectives, profitable growth and business diversification. These critical business objectives include the following actions:

•	Advancing the diversification and innovation of our product portfolio to increase our total global served market.

•	We have invested more than $800.0 million in research and development since 1994, resulting in the development of products with industry leading technology for driveline and drivetrain systems and related components for light trucks, SUVs, passenger cars, crossover vehicles, and commercial vehicles.

•	We have accelerated the development and launch of products for passenger cars and crossover vehicles and the global light truck and commercial vehicle markets. As of October 30, 2009, we had approximately $1.0 billion of new and incremental business backlog launching from 2010 to 2014, of which approximately 45% relates to AWD and RWD applications for passenger cars and crossover vehicles and of which approximately 35% relates to driveline applications for the global non U.S. light truck and commercial vehicle markets.

•	Growing new customer relationships to continue the diversification of our customer base and product portfolio.

•	We have focused on generating profitable growth with new and existing global OEM customers, as well as commercial vehicle, off-road, and emerging market OEMs. As a result, new business launches in 2010 and 2011 include business with Volkswagen, Audi, Nissan, Mack Truck, Tata Motors, Brilliance China Automotive Co., Ltd., Chery Automobile Co., Ltd., and Mahindra Navistar Automotives Ltd.

•	As of October 30, 2009, we are quoting on approximately $700.0 million in new business opportunities to continue the diversification and expansion of our customer base, product portfolio and global footprint.

•	Increasing our exposure to global growth markets to support our customers’ global platforms and establish regional cost competitiveness.

•	We have more than doubled our global installed capacity to support current and future opportunities. Specific actions include expanding facilities in Mexico, Brazil, and Poland, investing in our China joint venture, and constructing new facilities in India and Thailand.

•	As of October 30, 2009, approximately 70% of our $1.0 billion of new and incremental business backlog launching from 2010 to 2014 is for end use markets outside of North America and approximately 80% of our new and incremental business backlog has been sourced to facilities outside of the U.S.

•	Sustaining our operational excellence and focus on cost management to deliver exceptional value to our customers and enhance profitability.

•	Our focus on cost management has led to annual structural labor cost reductions in excess of $700.0 million due to new labor agreements at the original U.S. locations, resizing the salaried workforce, and other labor, benefits, and selling, general and administrative spending cuts.

Competitive strengths

The following competitive strengths support our business strategy:

•	We are a leading global automotive supplier of driveline and drivetrain systems and related components for light trucks, SUVs, passenger cars, crossover vehicles and commercial vehicles.

•	We are the principal supplier of driveline components to GM for its RWD light trucks and SUVs manufactured in North America, supplying substantially all of GM’s rear axle and front 4WD/AWD axle requirements for the existing GMT900, GMT610 and GMT355 programs and derivatives. We are also the principal supplier of driveline system products for heavy-duty Dodge Ram program and its derivatives.

•	Approximately 45% of our new business backlog relates to AWD and RWD applications for passenger cars and crossover vehicles.

•	We have won important new business awards with new customers including Volkswagen, Audi, Mack Truck, Tata Motors, Nissan , Brilliance China Automotive Co., Ltd., Chery Automobile Co., Ltd., and Mahindra Navistar Automotives Ltd.

•	We are an automotive forging supplier, with advanced metal forming capabilities for axle and driveline components, transmission components, power transfer unit/transfer case components, chassis and steering components, wheel hubs and spindles and other related components. Our expertise in forging ranges from high volume applications to micro-alloyed parts, machined and assembly-ready for critical applications. We offer a full range of cold, warm and hot forging processes to meet the most rigorous product quality, reliability, and performance requirements. Our forging and metal forming capabilities provide important advantages in enhancing product design, ensuring supply continuity and improving quality, warranty, reliability, delivery and launch performance.

•	Outstanding long—term daily track records on quality, reliability, delivery, and launch performance.

•	We have reduced our discrepant parts per million (“PPM”) performance, from 13,441 PPM in 1994 to 9 PPM as of October 2009, as defined by our largest customer.

•	Our Guanajuato manufacturing complex was awarded the 2009 Shingo Prize for operational excellence in manufacturing practices.

•	We have a strong track record of successfully supporting new product, process and facility launches, 29 of which were in 2009.

•	Demonstrated ability to capture cost savings.

•	Through our multi-year Restructuring, Resizing and Profit Recovery plan, we have reduced fixed operating costs by more than 50%. In total, annual cost cuts (fixed and variable) exceeded $700.0 million. This has reduced our operating breakeven to a U.S. SAAR equivalent of approximately 10.0 million vehicle units.

•	As a result of new labor agreements negotiated with the United Auto Workers (“UAW”) and International Association of Machinists and Aerospace Workers (“IAM”) in 2008, we converted the former fixed legacy labor cost structure to a highly flexible, competitive and variable cost structure.

•	We continuously evaluate the need to rationalize capacity through consolidation, divesture, idling or closing facilities to maximize productivity and capacity utilization, and further minimize operating and overhead costs.

•	Cost competitive, operationally flexible global manufacturing, engineering and sourcing footprint.

•	We have re-aligned our global installed capacity to increase exposure to global growth markets, support global product development initiatives and establish regional cost competitiveness. This includes having manufacturing facilities in the U.S., Mexico, Brazil, China, India, Thailand and Poland.

•	Approximately 80% of our $1.0 billion new and incremental business backlog (valued as of October 30, 2009), has been sourced from non-U.S. manufacturing facilities.

•	All of our global facilities utilize the AAM Manufacturing System, a business philosophy focused on lean manufacturing designed to facilitate cost reductions, improve quality, reduce inventory and improve our operating flexibility.

•	Long-term commitment to develop highly engineered, innovative product, process and systems technology.

•	We have global engineering capabilities with state of the art product and systems development and analysis tools.

•	We have had no product recalls in our Company’s history.

•	Our advanced product technology reduces the noise, vibration and harshness characteristics of our products while providing enhancements to our customers’ packaging, performance and handling, fuel efficiency and mass reduction initiatives. This includes our PowerLite® axles, PowerDense® gear sets, PowerFilm® gear lubrication, and TracRite® axle differentials.

•	Highly motivated, trained, and experienced management team.

•	Richard E. Dauch has been Chief Executive Officer and a member of the Board of Directors since the Company began operations in March 1994 and Chairman of the Board of Directors since October 1997. Mr. R. E. Dauch has more than 44 years of experience in the automotive industry, including service at Chrysler Corporation and Volkswagen of America. While at Chrysler, Mr. R. E. Dauch established the just-in-time materials management system and the three-shift manufacturing vehicle assembly process. He has lectured extensively on the subject of manufacturing and authored the book, Passion for Manufacturing, which is distributed in colleges and universities globally and in several languages.

•	David C. Dauch joined AAM in July 1995 and has been President and Chief Operating Officer since June 2008. During his 14 years with the Company, he has served in various officer level positions, including in manufacturing, operations, sales and purchasing. He began his automotive career in 1982, as a manufacturing co-op student with Chrysler and continued with Chrysler’s summer program until he completed his bachelor’s degree. Mr. D. C. Dauch has more than 27 years of experience in the automotive industry.

•	John J. Bellanti has been an Executive Vice President of Worldwide Operations since September 2008. Prior to assuming his current position, Mr. Bellanti served in numerous operational leadership capacities for the Company, including officer level positions in engineering and product development, manufacturing services, capital planning and cost estimating and as AAM’s Chief Technology Officer. Prior to joining the company in 1994, Mr. Bellanti spent 22 years at GM in various capacities contributing to his extensive automotive manufacturing experience.

•	Michael K. Simonte is a certified public accountant and has been Executive Vice President of Finance and Chief Financial Officer of AAM since February 2009. Since joining AAM in

December 1998, Mr. Simonte served in various financial leadership capacities for the Company, including Treasury, financial reporting, capital planning, budgeting and analysis. Prior to joining the Company, Mr. Simonte served as a senior manager in the Detroit office of Ernst & Young LLP.

•	We employ more than 750 engineers in disciplines such as metallurgy, operating, electrical and mechanical engineering.

Business environment

In 2008, and continuing in 2009, the domestic automotive industry experienced a severe downturn. The collapse of the U.S. housing market, the global financial crisis, a lack of available consumer credit and financing options, rising unemployment, exceptionally low consumer confidence and wildly fluctuating fuel and commodity prices, among other factors, resulted in a sudden and major drop in industry production and sales volumes. These difficult market conditions exacerbated the financial pressure on the entire domestic automotive industry, and especially the domestic OEMs, resulting in bankruptcy filings by GM and Chrysler. Overall industry conditions during the first nine months of 2009 remained depressed when compared to recent years. The SAAR in North America declined from 16.1 million units in 2007 to 13.2 million in 2008 and is expected to range from 10.0 million to 10.2 million in 2009.

The domestic automotive industry began to show signs of a recovery in the third quarter of 2009 as North American production rose to nearly 2.36 million units, versus 1.70 million and 1.78 million units in the first and second quarters of 2009, respectively. North American production volumes were adversely impacted by the difficult economic environment, as well as extended summer production shutdowns by GM and Chrysler.

We believe that our major customers are at the end of a protracted inventory correction cycle. As of October 2009, GM and Chrysler have reported U.S. dealer inventory levels of 70 and 68 days, respectively, which compares to 126 and 113 days, respectively, in October 2008.

The following key trends have impacted, and are expected to continue to impact, the automotive industry and our business:

•	Overall weakness in major developed economies, including high levels of unemployment, low consumer confidence, tightened credit markets and low demand for durable goods have adversely impacted the automotive industry in late 2008 and 2009;

•	Restructuring actions by the major global OEMs which, in some cases, have involved and may continue to involve filing for bankruptcy protection and divesting or terminating brands, idling or closing plants, and eliminating platforms or delaying product launches;

•	Consumer preferences, which appear to have shifted towards smaller, more fuel efficient vehicles;

•	Overall commodity and currency volatility along with inflationary and deflationary pressures; and

•	Pressure from OEMs to lower product pricing.

Recent developments

In the second quarter of 2009, GM began an extended summer production shutdown for many of the facilities we support. In connection with its bankruptcy filing in May 2009, Chrysler also temporarily idled its manufacturing operations through its exit from bankruptcy later that month. The extended production shutdowns at GM and Chrysler in the second and third quarters of 2009 adversely affected net sales by $304.3 million and gross profits (loss) by $95.0 million.

The GM Settlement Agreement (as defined under “—Our business”) governs our ongoing commercial relationship with GM and settles various historical disputes between us. Under the GM Settlement Agreement, GM agreed to provide us with $110.0 million on account of cure costs associated with contracts assumed and/or terminated by Motors Liquidation Company in its chapter 11 bankruptcy cases and certain other matters. We received $110.0 million in the third quarter of 2009. We also resolved the outstanding commercial obligations between AAM and GM and adjusted the installed capacity levels reserved for existing and awarded programs to reflect new estimates of market demand as agreed between the parties.

As part of the GM Settlement Agreement, we agreed to expedited payment terms of “net 10 days” from GM through June 30, 2011 (as compared to previously existing terms of approximately 45 days) in exchange for a 1% early payment discount (the “Expedited Payment Terms”). We will have the right to elect to continue to receive Expedited Payment Terms through December 31, 2013. Once we no longer receive Expedited Payment Terms, we will be paid on terms of approximately 50 days.

Under the GM Settlement Agreement, GM agreed to make available up to $100.0 million under a credit agreement, dated as of September 16, 2009, among AAM, Holdings and GM (as amended, the “GM Second Lien Credit Agreement”). Interest on borrowings under the GM Second Lien Credit Agreement is payable quarterly and is based on LIBOR (with a 2% floor) plus 12%. The GM Second Lien Credit Agreement matures on December 31, 2013 and cannot be terminated prior to June 30, 2011. AAM and Holdings cannot prepay amounts borrowed under the GM Second Lien Credit Agreement until June 30, 2011 unless the source of prepayment is cash generated from ordinary course business operations. After June 30, 2011, borrowings are repayable at par from any source at any time prior to maturity. As of the date of this offering, there have been no borrowings made under the GM Second Lien Credit Agreement.

We issued to GM five year warrants, which entitle GM to purchase 4.1 million shares of our common stock at an exercise price of $2.76 per share. If we borrow against the GM Second Lien Credit Agreement, we will issue GM additional warrants to purchase a pro rata portion of up to an additional 12.5% of Holding’s outstanding common stock at an exercise price of $2.76 per share based upon the amount borrowed. These warrants will expire on September 16, 2014.

AAM is a party to the Access and Security Agreement dated September 16, 2009, between AAM and GM (the “GM Access Agreement”), which, upon the occurrence of certain specified events, entitles GM to use and have access to certain operating assets and real estate used for the production of GM component parts for a period of up to 360 days after GM validly invokes its right of access. Pursuant to the GM Access Agreement, GM was granted a security interest in the operating assets, real estate and intellectual property used for production of GM component parts to secure GM’s right of access. This security interest securing GM’s right of access is independent of and unrelated to the security interest granted by us to secure our and the guarantors’ obligations under the GM Second Lien Credit Agreement. GM’s right of access under the GM Access Agreement continues for 90 days following the later of repayment and termination of the GM Second Lien Credit Agreement and termination of the Expedited Payment Terms. AAM is not permitted to terminate the GM Second Lien Credit Agreement or the receipt of Expedited Payment Terms prior to June 30, 2011. In addition, if AAM does not achieve compliance with the secured debt ratio under the Revolving Credit Agreement (as defined under “—Concurrent transactions—Amendment and restatement of revolving credit agreement”) as of March 31, 2011 (without regard to a waiver, amendment, forbearance or modification of such ratio) the GM Access Agreement automatically will be extended through March 31, 2012.

Concurrent transactions

Amendment and restatement of revolving credit agreement

In connection with this offering, after receiving the required consents, AAM is amending and restating its credit agreement dated as of January 9, 2004, as amended and restated as of September 16, 2009 (the “Revolving Credit Agreement”), among AAM, Holdings, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent. The amendment and restatement of the Revolving Credit Agreement is subject to the satisfaction of certain conditions (including, among others, the closing of the senior secured notes offering described below and receipt of a minimum amount of gross proceeds therefrom, or otherwise, on or before February 28, 2010) and will, among other things, (i) extend the maturity date with respect to the commitments and revolving loans of each lender that consents to the amendment, (ii) reduce the commitments of such consenting lenders and, to the extent such consenting lender’s outstanding revolving loans exceed such lender’s reduced commitment, prepay such revolving loans and (iii) change certain provisions relating certain covenants and events of default.

Senior secured notes offering

At or around the time of this offering, AAM is offering senior secured notes due 2017 (the “senior secured notes”) in a separate private offering. The senior secured notes will be unconditionally guaranteed on a senior secured basis, jointly and severally, by us and each of AAM’s subsidiaries that is, on the date the senior secured notes are issued, a guarantor of AAM’s obligations under our Revolving Credit Agreement and certain of AAM’s future subsidiaries. The senior secured notes and the guarantees will be secured, subject to certain permitted liens and other exceptions and to certain limitations with respect to enforcement by substantially all of the assets of AAM and the guarantors on a first-priority basis equally and ratably with the obligations of AAM and the guarantors under our Revolving Credit Agreement and certain other first lien obligations. The senior secured notes have not been and will not be registered under the Securities Act of 1933, as amended (such senior secured notes offering, together with the use of proceeds therefrom, this equity offering and the amendment and restatement of the Revolving Credit Agreement, the “Concurrent Transactions”).

The senior secured notes offering and this equity offering are not conditioned on each other.

The offering

Shares offered by the Company	14,000,000 shares of common stock (16,100,000 shares if the underwriters exercise their over-allotment option in full).

Shares outstanding after the offering[1]	69,563,283 shares of common stock (71,663,283 shares if the underwriters exercise their over-allotment option in full).

Use of proceeds	The net proceeds from this offering will be used for general corporate purposes. See “Use of proceeds” on page S-19.

New York Stock Exchange symbol	Our common stock is listed on the New York Stock Exchange under the symbol “AXL.”

1 The number of shares of common stock to be outstanding after this offering is based on 55,563,283 shares of common stock outstanding as of September 30, 2009 and excludes shares reserved for issuance upon exercise of outstanding options or convertible securities and shares available for issuance under share incentive plans. In addition, this excludes any shares of common stock we may issue to GM in order to satisfy our obligations to it under the Warrant Agreement between AAM and GM, dated September 16, 2009 (the “GM Warrant Agreement”).

Risk factors

You should carefully consider the specific risk factors set forth below as well as the other information contained or incorporated by reference in this prospectus supplement and accompanying prospectus before purchasing any shares of common stock. Some factors in this section are “forward-looking statements.” For a discussion of those statements and of other factors for investors to consider, see “Forward-looking statements.”

Risks related to our business

General economic conditions may have an adverse impact on our operating performance and results of operations and our customers’ operating performance and results of operations, which may affect our ability and our customers’ ability to raise capital.

The ongoing global financial crisis has impacted our business and our customers’ business in the U.S. and globally. Longer term disruptions in the capital and credit markets could further adversely affect our customers’ and our ability to access needed liquidity for working capital. Sustained weakness in general economic conditions and/or financial markets in the U.S. or globally could adversely affect our ability and our customers’ ability to raise capital on favorable terms. From time to time we have relied, and may also rely in the future, on access to financial markets as a source of liquidity for working capital requirements, acquisitions and general corporate purposes not satisfied by cash-on-hand or operating cash flows. The inability to raise capital on favorable terms, particularly during times of uncertainty in the financial markets similar to that which is currently being experienced in the financial markets, could adversely impact our ability to sustain our businesses and would likely increase our capital costs.

In addition, purchases of our customers’ products may be limited by their customers’ inability to obtain adequate financing for such purchases. The SAAR of U.S. vehicle sales declined from approximately 15.0 million units at the beginning of 2008 to approximately 10.0 million units at the end of 2008 and throughout a majority of 2009. During 2009, the automotive industry experienced its lowest U.S. domestic selling rate in over 25 years. Continued weakness or deteriorating conditions in the U.S. or global economy that results in further reduction of automotive production and sales by our largest customers may continue to adversely affect our business, financial condition and results of operations. Additionally, in a down-cycle economic environment, we may experience the negative effects of increased competitive pricing pressure and customer turnover.

Our business and financial condition and results of operations could be adversely affected if we fail to comply with the terms and conditions of the various commercial and financing agreements with GM.

In 2009, AAM entered into the GM Second Lien Credit Agreement, the GM Warrant Agreement, the GM Settlement Agreement and the GM Access Agreement (collectively the “GM Agreements”) with GM. These agreements govern the commercial relationships between GM and AAM and provide AAM with both Expedited Payment Terms and a second lien term loan facility. Upon the occurrence of certain specified events, which generally involve a material and imminent breach of AAM’s supply obligations at any specified facility, the GM Access Agreement provides GM with the right to use and have access to the operating assets and real estate used by AAM at such facility to manufacture, process and ship GM component parts produced at such AAM facility and to use certain of AAM’s intellectual property necessary to manufacture such component parts on a royalty-free basis for up to a period of 360 days, as well as to resource component part production to alternative suppliers. The invoking of its right of access by GM could have a material adverse impact on our business and results of operations and financial condition. In addition, should AAM be ineligible for Expedited Payment Terms under the GM Agreements or a default occurs that results in acceleration of any of its indebtedness or the inability to draw under its credit facilities, including the GM Second Lien Credit Agreement, it would have a material adverse impact on our financial condition.

Our business is significantly dependent on sales to GM and Chrysler.

We are the principal supplier of driveline components to GM for its RWD light trucks and SUVs manufactured in North America, supplying substantially all of GM’s 4WD/AWD axle requirements for these vehicle platforms. Sales to GM were approximately 78% of our total net sales in the first nine months of 2009, 74% in the full year of 2008 and 78% in the full year of 2007. A reduction in our sales to GM or a reduction by GM of its production of RWD light trucks or SUVs, as a result of market share losses of GM or otherwise, could have a material adverse effect on our results of operations and financial condition.

We are also the principal supplier of driveline system products for the Chrysler Group’s Dodge Ram program and its derivatives. Sales to Chrysler accounted for approximately 7% of our total net sales in the first nine months of 2009, 10% in the full year of 2008 and 12% in the full year of 2007. A reduction in our sales to Chrysler or a reduction by Chrysler of its production of the Dodge Ram program, as a result of market share losses of Chrysler or otherwise, could have a material adverse effect on our results of operations and financial condition.

In addition, given our dependence on GM and Chrysler, at year end 2008 the uncertainty relating to GM and Chrysler’s ability to continue operating as going concerns created uncertainty as to whether we would continue to be in compliance with our financial covenants. If we had failed to be in compliance and could not get a waiver of such failure, there would have been doubt as to our ability to continue as a going concern. See “Summary — Business environment.”

Our business is dependent on the rear-wheel drive light truck and SUV market segments in North America.

A substantial portion of our revenue is derived from products supporting RWD light truck and SUV platforms in North America. Sales and production of light trucks and SUVs are being affected by many factors, including changes in consumer demand; product mix shifts favoring other types of light vehicles, such as front-wheel drive based crossover vehicles and passenger cars; fuel prices; and government regulation, such as the CAFE regulations and related emissions standards promulgated by federal and state regulators. In 2009, U.S. President Barack Obama announced proposed new CAFE regulations that would increase the U.S. fuel-economy standard industry average to 35.5 miles per gallon by year 2016. Our customers are currently assessing the impact of these regulations, including consumer preferences and demand for vehicles, which may have an adverse impact on the programs we currently supply. A reduction in this market segment could have a material adverse impact on our results of operations and financial condition.

Our financial condition and operations may be adversely affected by a violation of financial and other covenants.

The Revolving Credit Agreement, the Term Loan Agreement the GM Second Lien Credit Agreement contain financial covenants related to secured indebtedness leverage and interest coverage. The Revolving Credit Agreement, the Term Loan Agreement, the GM Second Lien Credit Agreement and the indenture governing the senior secured notes (the “senior secured indenture”) impose limitations on our ability to make certain investments, declare dividends or distributions on capital stock, redeem or repurchase capital stock and certain debt obligations, incur liens, incur indebtedness, merge, make acquisitions or sell all or substantially all of our assets. The Revolving Credit Agreement, the Term Loan Agreement and the senior secured indenture also significantly restrict our ability to incur additional secured debt. The Revolving Credit Agreement, the Term Loan Agreement, the GM Second Lien Credit Agreement, the senior secured indenture and the indenture governing AAM’s other senior notes also include customary events of default. Obligations under the Revolving Credit Agreement, the Term Loan Agreement, the GM Second Lien Credit Agreement and the senior secured indenture are guaranteed by AAM’s U.S. subsidiaries that hold domestic assets. In addition, the Revolving Credit Agreement, the Term Loan Agreement and the senior secured indenture (as well as the GM Second Lien Credit Agreement on a second priority basis) are secured on a first priority basis by all or substantially all of assets, the assets of AAM and each guarantor’s assets, including a pledge of capital stock of AAM’s U.S. subsidiaries that hold domestic assets and a portion of the capital stock of the first tier foreign subsidiaries of AAM and each guarantor. A violation of any of these covenants or agreements could result in a default under these contracts, which could permit the lenders or noteholders to accelerate the repayment of any borrowings or notes outstanding at that time and levy on the collateral package granted in connection with these contracts. A default or acceleration under the Revolving Credit Agreement, the Term Loan Agreement, the senior secured indenture, the indenture governing AAM’s other senior notes or the GM Second Lien Credit Agreement may result in increased capital costs and defaults under our other debt agreements and may adversely affect our ability to operate our business, AAM’s subsidiaries and guarantors’ ability to operate their business and our results of operations and financial condition.

Our business could be adversely affected by the cyclical nature of the automotive industry.

Our operations are cyclical because they are directly related to worldwide automotive production, which is itself cyclical and dependent on general economic conditions and other factors, such as credit availability, interest rates, fuel prices and consumer confidence. The current cyclical downturn has been exacerbated by a rapid and severe economic decline in the U.S. and globally. Our business may be further adversely affected by a continued economic decline that results in a further reduction of automotive production and sales by our largest customers. Our business may also be adversely affected by reduced demand for the product programs we currently support, or if we fail to obtain sales orders for new or redesigned products that replace our current product programs.

We may undertake further restructuring actions.

We have initiated restructuring actions in recent years in order to realign and resize our production capacity and cost structure to meet current and projected operational and market requirements. We may need to take further actions and the charges related to these actions may have a material adverse effect on our results of operations and financial condition.

Our company may not realize all of the revenue expected from our new and incremental business backlog.

The realization of incremental revenues from awarded business is inherently subject to a number of risks and uncertainties, including the accuracy of customer estimates relating to the number of vehicles to be produced in new and existing product programs and the timing of such production. It is also possible that our customers may choose to delay or cancel a product program for which we have been awarded new business. Our revenues, operating results and financial position could be adversely affected relative to our current financial plans if we do not realize substantially all the revenue from our new and incremental business backlog.

Our business could be adversely affected by the volatility in the price of raw materials.

Worldwide commodity market conditions have resulted in volatility in the cost of steel and other metallic materials in recent years. Furthermore, the cost of such steel and metallic materials needed for our products may increase. If we are unable to pass cost increases on to our customers, it could have a material adverse effect on our results of operations and financial condition.

Our business could be adversely affected by disruptions in our supply chain.

We depend on a limited number of suppliers for certain key components and materials needed for our products. We rely upon, and expect to continue to rely upon, certain suppliers for critical components and materials that are not readily available in sufficient volume from other sources. As we expand our global manufacturing footprint, we will need to rely on suppliers in local markets that have not yet proven their ability to meet our requirements. These supply chain characteristics make us susceptible to supply shortages and price increases. In addition, in recent years, several of our direct material suppliers have filed for bankruptcy protection. There can be no assurance that the suppliers of critical components and materials will be able or willing to meet our future needs on a timely basis. A significant disruption in the supply of these materials could have a material adverse effect on our results of operations and financial condition.

Our business could be adversely affected if we fail to maintain satisfactory labor relations.

Substantially all of our hourly associates worldwide are members of industrial trade unions employed under the terms of collective bargaining agreements. Substantially all of our hourly associates in the U.S. are represented by the International UAW. Approximately 800 of our UAW represented associates are covered by new labor agreements that expire on February 25, 2012. In the process of negotiating these agreements, the International UAW called a strike against AAM that lasted 87 days and significantly disrupted our operations and the operations of our customers and suppliers. There can be no assurance that future negotiations with our labor unions will be resolved favorably or that we will not experience a work stoppage that could have a material adverse impact on our results of operations and financial condition. In addition, there can be no assurance that such future negotiations will not result in labor cost increases or other terms and conditions that could adversely affect our results of operations and financial condition or our ability to compete for future business.

Our company or our customers may not be able to successfully launch new product programs on a timely basis.

Certain of our customers are preparing to launch new product programs for which we will supply newly developed driveline system products and related components. Some of these new product program launches have required, and will continue to require, substantial capital investment. We may not be able to install and certify the equipment needed to produce products for these new product programs in time for the start of production. There can be no assurance that we will successfully complete the transition of our manufacturing facilities and resources to support these new product programs or any other future product programs. Accordingly, the launch of new product programs may adversely affect production rates or other operational efficiency and profitability measures at our facilities. In addition, our customers may delay the launch or fail to successfully execute the launch of these product programs, or any additional future product program for which we will supply products.

We are under continuing pressure from our customers to reduce our prices.

Annual price reductions are a common practice in the automotive industry. The majority of our products are sold under long-term contracts with prices scheduled at the time the contracts are established. Certain of our contracts require us to reduce our prices in subsequent years and most of our contracts allow us to adjust prices for engineering changes. If we must accommodate a customer’s demand for higher annual price reductions and are unable to offset the impact of any such price reductions through continued technology improvements, cost reductions and other productivity initiatives, our results of operations and financial condition could be adversely affected.

Our business faces substantial competition.

The automotive industry is highly competitive. Our competitors include the driveline component manufacturing facilities controlled by certain existing OEMs, as well as many other domestic and foreign companies possessing the capability to produce some or all of the products we supply. Some of our competitors are affiliated with OEMs and others have economic advantages as compared to our business, such as patents, existing underutilized capacity and lower wage and benefit costs. Certain competitors have recently emerged from bankruptcy, which has allowed them to reduce their debt and could adversely affect our ability to compete with them as it relates to cost and pricing. Technology, design, quality, delivery and cost are the primary elements of competition in our industry segment. As a result of these competitive pressures and other industry trends, OEMs and suppliers are developing strategies to reduce cost. These strategies include supply base consolidation and global sourcing. Our business may be adversely affected by increased competition from suppliers benefiting from OEM affiliate relationships, bankruptcy reorganization or financial and other resources that we do not have. Our business may also be adversely affected if we do not sustain our ability to meet customer requirements relative to technology, design, quality, delivery and cost.

Our company’s global operations are subject to risks and uncertainties.

International operations are subject to certain risks inherent in conducting business outside the U.S., such as changes in currency exchange rates, tax laws, price and currency exchange controls, import restrictions, nationalization, expropriation and other governmental action. Our global operations may also be adversely affected by political events and domestic or international terrorist events and hostilities. These uncertainties could have a material adverse effect on the continuity of our business and our results of operations and financial condition. As we continue to expand our business globally, our success will depend, in part, on our ability to anticipate and effectively manage these and other risks.

Our company faces rising costs for pension and other postretirement benefit obligations.

We have significant pension and other postretirement benefit obligations to certain of our associates and retirees. Our ability to satisfy the funding requirements associated with these obligations will depend on our cash flow from operations and our ability to access credit and the capital markets. The funding requirements of these benefit plans, and the related expense reflected in our financial statements, are affected by several factors that are subject to an inherent degree of uncertainty and volatility, including governmental regulation. Key assumptions used to value these benefit obligations and the cost of providing such benefits, funding requirements and expense recognition include the discount rate, the expected long-term rate of return on pension assets and the health care cost trend rate. If the actual trends in these factors are less favorable than our assumptions, it could have an adverse affect on our results of operations and financial condition.

We may incur material losses and costs as a result of product liability and warranty claims, litigation and other disputes and claims.

We are exposed to warranty and product liability claims in the event that our products fail to perform as expected, and we may be required to participate in a recall of such products. Our largest customers have recently extended their warranty protection for their vehicles. Other OEMs have also similarly extended their warranty programs. This trend will put additional pressure on the supply base to improve quality, reliability and warranty performance. This trend may also result in higher cost recovery claims by OEMs to suppliers whose products incur a higher rate of warranty claims. Historically, we have experienced negligible warranty charges from our customers due to our contractual arrangements and the quality, warranty, reliability and durability performance of our products. As part of the GM Agreements, AAM has agreed to increase its warranty cost sharing beginning in 2011. If our customers demand higher warranty-related cost recoveries, or if our products fail to perform as expected, it could have a material adverse impact on our results of operations or financial condition. We are also involved in various legal proceedings incidental to our business. Although we believe that none of these matters is likely to have a material adverse effect on our results of operations or financial condition, there can be no assurance as to the ultimate outcome of any such legal proceeding or any future legal proceedings.

Our business is subject to costs associated with environmental, health and safety regulations.

Our operations are subject to various federal, state, local and foreign laws and regulations governing, among other things, emissions to air, discharge to waters and the generation, handling, storage, transportation, treatment and disposal of waste and other materials. We believe that our operations and facilities have been and are being operated in compliance, in all material respects, with such laws and regulations, many of which provide for substantial fines and criminal sanctions for violations. The operation of our manufacturing facilities entails risks in these areas, however, and there can be no assurance that we will not incur material costs or liabilities. In addition, potentially significant expenditures could be required in order to comply with evolving environmental, health and safety laws, regulations or other pertinent requirements that may be adopted or imposed in the future by governmental authorities.

Our company’s ability to operate effectively could be impaired if we lose key personnel.

Our success depends, in part, on the efforts of our executive officers and other key associates. In addition, our future success will depend on, among other factors, our ability to continue to attract and retain qualified personnel. The loss of the services of our executive officers or other key associates, or the failure to attract or retain associates, could have a material adverse effect on our results of operations and financial condition.

Risks related to this offering

We are subject to anti-takeover provisions in our certificate of incorporation, bylaws and Delaware law and have amended a rights agreement that could delay or prevent an acquisition of our company, even if the acquisition would be beneficial to our stockholders.

Provisions of our certificate of incorporation, our bylaws and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. In addition, on October 30, 2009, we entered into an amended and restated rights agreement. The rights agreement, as amended, reduces the beneficial ownership threshold at which a person or group becomes an “Acquiring Person” under the rights agreement from 15% of Holdings’ then-outstanding shares of common stock to 4.99% of Holdings’ then-outstanding shares of common stock. Additionally, the rights agreement exempts stockholders who currently beneficially own 5% or more of Holdings’ outstanding shares of common stock so long as their ownership continuously equals or exceeds 5% and provided that they do not acquire an additional 0.5% or more of Holdings’ outstanding shares of common stock. These provisions in our charter documents, under Delaware law, and in our rights agreement could discourage potential takeover attempts and could adversely affect the market price of our common stock. Because of these provisions, our common stock holders might not be able to receive a premium on their investment.

A number of shares of our common stock are subject to issuance upon exercise of outstanding warrants, which would result in dilution to our security holders.

On September 16, 2009, we entered into the GM Warrant Agreement with GM under which AAM issued to GM 4,093,729 warrants, which entitles GM to purchase 4,093,729 shares of Holdings’ common stock, par value $0.01 per share, at an exercise price of $2.76 per share (“Initial GM Warrants”). In addition, if we borrow under the GM Second Lien Credit Agreement, we will issue to GM up to an additional 6,915,083 warrants based upon the amount drawn. The additional warrants entitle GM to purchase shares of Holdings’ common stock at the same exercise price. The warrants will be exercisable at the holder’s option at any time until September 16, 2014. The ultimate number of shares of Holdings’ common stock to be issued under the GM Warrant Agreement and the exercise price are subject to certain anti-dilution adjustments for changes in Holdings’ capital stock, rights issues, cash and non-cash distributions, certain repurchases of common stock and consolidation or mergers. Holdings has granted certain registration rights to GM for the warrants and the shares of Holdings’ common stock held by GM or other holder upon exercise of the warrants. As of the date of this prospectus supplement, 2009, GM has registered the Initial GM Warrants and the common stock issuable upon exercise of the Initial GM Warrants under Holdings’ Form S-3 Registration Statement

(Registration No. 333-162550-01). Although we cannot determine at this time whether any of these warrants will ultimately be exercised, it is reasonable to assume that such warrants will be exercised if the exercise price continues to be below the market price of our common stock. To the extent the warrants are exercised, additional shares of our common stock will be issued that will be eligible for resale in the public market, which will result in dilution to our security holders. GM may sell Initial GM Warrants or any of Holdings’ common stock issued upon their exercise using Holdings’ Registration Statement at any time. The sale of the warrants or issuance of additional common stock upon exercise of the warrants could also have an adverse effect on the market price of our common stock.

Future sales of shares of our common stock may depress its market price.

In the future, we may sell additional shares of our common stock to raise capital. Sales of substantial amounts of additional shares of our common stock, or the perception that such sales could occur, may have a harmful effect on prevailing market prices for our common stock and our ability to raise additional capital in the financial markets at a time and price favorable to us.

Volatility in the market price and trading volume of our common stock could adversely impact its trading price.

The stock market in recent years has experienced significant price and volume fluctuations that have often been unrelated to the operating performance of companies. The market price of our common stock could fluctuate significantly for many reasons, including in response to the risks described in this section, elsewhere in this prospectus supplement, the accompanying prospectus or the documents we have incorporated by reference in this prospectus supplement or the accompanying prospectus or for reasons unrelated to our operations, such as reports by industry analysts, investor perceptions or negative announcements by our customers, competitors, trading counterparties or suppliers regarding their own performance, as well as regulatory changes or developments, government actions or announcements, industry conditions and general financial, economic and political instability.

We do not anticipate paying any dividends on our common stock in the foreseeable future.

We do not expect to declare or pay any cash or other dividends in the foreseeable future on our common stock. The Revolving Credit Agreement, the Term Loan Agreement and the GM Second Lien Credit Agreement restrict our ability to pay cash dividends on our common stock, and we may also enter into credit agreements, indentures or other borrowing arrangements in the future that restrict our ability to declare or pay cash dividends on our common stock.

Our use of net operating losses, tax credits and similar tax attributes to reduce our future tax liability may be limited under Sections 382 and 383 of the Internal Revenue Code.

On November 6, 2009, the “Worker, Homeownership, and Business Assistance Act of 2009” was signed into law. The Act extends the carryback period from two to five years for certain net operating losses (“NOLs”) of certain U.S. corporations for United States federal income tax purposes.

By virtue of this newly enacted carryback provision, we are pursuing a U.S. federal income tax refund resulting from the carryback of our NOL to prior tax years included in the extended period. Although there cannot be complete assurance in this regard, we anticipate receiving a cash refund of U.S. federal taxes in the range of $40.0 million to $50.0 million no later than the first or second quarter of 2010. This extended carryback, which will substantially reduce or eliminate our NOL, will also result in a carryforward of tax credits previously used by us in prior tax years. We expect to utilize some of these tax credits in our 2009 tax year.

In October 2009, we approved an amended and restated rights agreement to preserve the long-term value and availability of our NOL and tax credit carryforwards for United States federal income tax purposes. For the current year, we do not expect to incur additional NOLs with respect to our operations in the United States, and we expect to use some of our tax credits to reduce our current tax liability. We further expect, however, to incur more NOLs in future years in respect of our United States operations in addition to tax credit carryforwards. The rights agreement protects the value and availability for future use of these potential NOLs and excess tax credits.

In particular, our ability to use NOLs and tax credits in 2010 and future years might be substantially limited if we experienced an “ownership change” as defined in Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”) in one of those years. An ownership change would generally occur if “5-percent shareholders” collectively increased their aggregate percentage ownership of our stock by more than 50 percentage points over their respective lowest percentage of our stock over a rolling three-year period. In general, the result of an ownership change would be to restrict our use of NOLs and tax credits attributable to periods before the change occurs to offset taxable income or tax liability attributable to periods after the change to an amount, for each taxable year, based upon the product of a published federal rate then in effect, which is 4.16% for ownership changes occurring in December 2009, and the market value of our outstanding stock at the time of the ownership change.

The rights agreement was modified in October 2009 to reduce the beneficial ownership threshold to 4.99 percent and expand the definition of “Acquiring Person” to include persons and certain groups that would be considered “5-percent shareholders” under Section 382. Shareholders who beneficially owned 5 percent or more of our stock at the time the amended and restated rights agreement was adopted are exempted, however, for so long as their ownership exceeds 5 percent, provided they do not acquire an additional 0.5 percent or more of our common stock. While the amendment of the rights agreement is intended to protect against the risk of an ownership change within the meaning of Section 382 of the Code, it does not eliminate the possibility that an ownership change will occur.

The issuance of our common stock in this offering might cause us to experience an ownership change in the remaining period of our current year for purposes of Section 382 and 383 of the Code. Based upon our expectations as to the use of our NOLs and tax credits as described above, however, we do not believe that any resulting limitation under Section 382 and 383 from an ownership change in this period would have a material adverse effect on our financial condition or results of operations.

Use of proceeds

We estimate the net proceeds from the sale of our common stock to be approximately $94.0 million, or $110.0 million if the underwriters exercise in full their over-allotment option, after deducting the underwriting discounts and the estimated expenses of the offering payable by us.

We intend to use the net proceeds from the sale of our common stock for general corporate purposes.

Capitalization

The following table sets forth our and our consolidated subsidiaries capitalization as of September 30, 2009:

•	on an actual basis;

•	on an as adjusted basis to give effect to the issuance of the common stock offered hereby and the application of the net proceeds therefrom (assuming the over-allotment option has not been exercised), after deducting estimated underwriting discounts, commissions and offering expenses; and

•	on an as further adjusted basis to give effect to the concurrent senior secured notes offering and the application of the net proceeds therefrom, after deducting estimated issuance discounts, commissions and offering expenses.

	As of September 30, 2009
			As further adjusted
			for concurrent
		As adjusted for	senior secured
	Historical	this offering	notes offering(1)
(Unaudited and in millions)

Cash and cash equivalents(2)	$173.1	$267.1	$267.1(3)

Amended Revolving Credit Facility(4)	342.5	342.5	208.5
Amended Term Loan Facility	250.0	250.0	—
Senior Secured Notes due 2017(5)	—	—	400.0
GM Second Lien Term Loan Facility(6)	—	—	—
7.875% senior notes due 2017	300.0	300.0	300.0
5.25% senior notes due 2014 (net of discount)	249.8	249.8	249.8
Senior 2% convertible senior notes due 2024	0.4	0.4	0.4
Foreign credit facilities and other debt agreements	36.4	36.4	36.4

Total debt	1,179.1	1,179.1	1,195.1
Total stockholders’ equity(7)	(739.6)	(645.6)	(645.6)

Total capitalization	$439.5	$533.5	$549.5

(1)	At or around the time of this offering, AAM is offering senior secured notes due 2017 in a separate private offering. Should we complete the senior secured notes offering, we intend to use the net proceeds of that offering, which are estimated to be approximately $388 million after deducting estimated issuance discounts, commissions and offering expenses payable by us, to repay all amounts outstanding under the Amended and Restated Credit Agreement dated as of June 14, 2007, as amended and restated as of September 16, 2009 (“Term Loan Agreement”), among AAM, Holdings, as guarantor, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, and to repay certain outstanding loans under the Revolving Credit Agreement.

(2)	Cash and cash equivalents does not reflect $9.1 million of short-term investments as of September 30, 2009.

(3)	The cash balance includes the impact of approximately $4 million of fees incurred in connection with the amendment and restatement of the Revolving Credit Agreement.

(4)	In connection with this offering, AAM is further amending and restating its Revolving Credit Agreement. The amendment and restatement of the Revolving Credit Agreement is subject to the satisfaction of certain conditions (including, among others, the closing of the concurrent senior secured notes offering and receipt of a minimum amount of gross proceeds therefrom, or otherwise, on or before February 28, 2010) and will, among other things, (i) extend the maturity date with respect to the commitments and revolving loans of each lender that consents to the amendment, (ii) reduce the commitments of such consenting lenders and, to the extent such consenting lender’s outstanding revolving loans exceed such lender’s reduced commitment, prepay such revolving loans and (iii) change certain provisions relating to covenants and events of default.

(5)	The senior secured notes may be issued at a discount. Any discount will be amortized over the life of the senior secured notes as interest expense.

(6)	AAM and Holdings are party to the GM Second Lien Credit Agreement among AAM, Holdings, certain of our subsidiaries and GM, as lender, pursuant to which GM has agreed to provide AAM with a $100.0 million second-lien term loan facility. As of the date of this prospectus supplement, no amounts have been borrowed under the GM Second Lien Credit Agreement. Our obligations under the GM Second Lien Credit Agreement are guaranteed by us, AAM and each of its subsidiaries that guarantee its obligations under the Revolving Credit Agreement. Our, AAM’s and the guarantors’ obligations under the GM Second Lien Credit Agreement are secured by a second-priority lien on the same collateral that secures the obligations under the Revolving Credit Agreement, the Term Loan Agreement and the senior secured notes. Subject to certain limitations, GM’s lien will be junior and subordinate to the lien securing the senior secured notes, the guarantees and the other first lien obligations.

(7)	Does not reflect approximately $7.2 million of write-offs of deferred financing fees primarily associated with the repayment of the Term Loan Agreement.

Price range of common stock and dividend policy

Our common stock is listed on the NYSE under the symbol “AXL.” The following table sets forth, for the quarters shown, the range of high and low composite prices of our common stock on the NYSE and the cash dividends declared on the common stock. The last reported sales price of our common stock on the NYSE on December 9, 2009 was $7.41 per share.

			Dividends
	High*	Low*	Declared

2009
Fourth quarter (through December 9, 2009)	$7.70	$5.63	$—
Third quarter	8.13	1.13	—
Second quarter	4.50	1.00	—
First quarter	2.83	0.29	—
2008
Fourth quarter	$5.38	$1.03	$0.02
Third quarter	8.74	4.86	0.02
Second quarter	22.75	7.99	0.15
First quarter	23.08	16.22	0.15
2007
Fourth quarter	$27.91	$18.62	$0.15
Third quarter	30.59	21.55	0.15
Second quarter	30.01	26.76	0.15
First quarter	28.16	17.38	0.15

*	Prices are the quarterly high and low closing sales prices for our common stock as reported by the New York Stock Exchange.

We did not declare and pay any cash dividends on our common stock in 2009. We declared and paid quarterly cash dividends of $0.02 per share in the last two quarters of 2008, and $0.15 per share in the first two quarters of 2008 and the 2007 fiscal years. We paid $18.3 million and $31.8 million to stockholders of record under the quarterly cash dividend program during 2008 and 2007, respectively. The Revolving Credit Agreement, the Term Loan Agreement and the GM Second Lien Credit Agreement limit our ability to declare or pay dividends or distributions on capital stock.

Certain United States federal tax considerations
for non-U.S. holders

General

The following discussion summarizes certain U.S. federal tax considerations relevant to the purchase, ownership and disposition of our common stock by a Non-U.S. Holder (as defined below) and is based on the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury Regulations (proposed, temporary and final) issued thereunder, and administrative and judicial interpretations thereof, all as they exist as of the date of this prospectus supplement and all of which are subject to change (possibly with retroactive effect). Except where noted, this summary deals only with common stock held as capital assets. As used herein, the term “Non-U.S. Holder” means a beneficial owner of our common stock that is for U.S. federal income tax purposes:

•	an individual who is not a citizen or resident of the United States;

•	a corporation (or other entity classified as a corporation for U.S. federal income tax purposes) created or organized outside of the United States and not otherwise treated as a domestic corporation under any provision of the Code;

•	an estate if its income is not subject to U.S. federal income taxation regardless of its source; or

•	a trust that is not subject to the primary supervision of a court within the United States and the control of one or more U.S. persons and that has not elected to be treated as a U.S. domestic trust.

If a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds our common stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding our common stock should consult its tax advisor with regard to the U.S. federal income tax treatment of an investment in our common stock.

We do not address all of the tax considerations that may be relevant to a Non-U.S. Holder in light of their particular circumstances (such as the application of the alternative minimum tax). We do not address any of the tax considerations to Non-U.S. Holders that may be subject to special tax treatment including, but not limited to, controlled foreign corporations, passive foreign investment companies, certain U.S. expatriates, tax-exempt organizations, foreign governments or agencies, persons or other entities who own 10% or more of our voting stock, or persons who hold our common stock in a straddle or as part of a hedging, conversion or constructive sale transaction. This discussion does not address the effect of other U.S. federal tax laws (such as estate and gift laws) except to the limited extent specifically indicated below, and we do not discuss any state, local or foreign tax laws.

This summary of certain U.S. federal tax considerations is for general information only and is not legal or tax advice. You should consult your own tax advisor regarding the U.S. federal, state and local and other tax consequences of owning, and disposing of, common stock in your particular circumstances as well as potential effects of changes in applicable tax law.

Dividends

As a Non-U.S. Holder, distributions paid to you on our common stock will be considered dividends for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the Non-U.S. Holder’s investment in our common stock to the extent of the Non-U.S. Holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as capital gain.

Dividends on our common stock paid to you as a Non-U.S. Holder generally will be subject to U.S. federal withholding tax at a gross rate of 30% (or lower rate as described below under an applicable income tax treaty) unless the dividends are effectively connected with the conduct by you of a United States trade or business, as described below. If you are claiming the benefit of a treaty, you must furnish to us or certain intermediaries otherwise required to withhold:

•	a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, your status as a non-U.S. person and your entitlement to the lower treaty rate with respect to dividend payments (or, in the case of a Non-U.S. Holder that is an estate or trust, such forms certifying the foreign status of each beneficiary of the estate or trust), or

•	in the case of dividend payments made outside the United States to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at a location outside the United States and its possessions), other documentary evidence establishing your entitlement to the lower treaty rate or exemption in accordance with the U.S. Treasury Regulations.

If you are eligible for a reduced rate of or an exemption from United States withholding tax under a tax treaty, you may obtain a refund of any excess amounts withheld by timely filing an appropriate refund claim with the Internal Revenue Service.

If dividends paid to you on our common stock are effectively connected with your conduct of a trade or business within the United States, and, if required by a tax treaty, the dividends are attributable to a permanent establishment or fixed base that you maintain in the United States, we and other payors generally are not required to withhold tax at a gross 30% rate from the dividends, provided that you have furnished to us or another payor a valid Internal Revenue Service Form W-8ECI or an acceptable substitute form upon which you represent, under penalties of perjury, that you are a non-U.S. person and the dividends are effectively connected with your conduct of a trade or business within the United States and are includible in your gross income. Dividends so connected are generally subject to United States income tax in the same manner as if paid to a U.S. person. However, if you are a corporate Non-U.S. Holder, effectively connected dividends that you receive may, under certain circumstances, be subject to an additional branch profits tax at a 30% gross rate or at a lower rate if specified under an applicable tax treaty.

Dispositions

As a Non-U.S. Holder, you generally will not be subject to U.S. federal income tax on gain that you recognize on a disposition of our common stock unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States, (and if required by an applicable income tax treaty the gain is attributable to a permanent establishment or fixed base that you maintain in the United States),

•	you are an individual, you hold our common stock as a capital asset, you are present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist, or

•	we are or have been a United States real property holding corporation, or USRPHC, for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition and the Non-U.S. Holder’s holding period for the common stock.

The tax relating to a USRPHC does not apply to a Non-U.S. Holder whose holdings, actual and constructive, at all times during the applicable period, amount to 5% or less of our common stock, provided that our common stock is regularly traded on an established securities market within the meaning of applicable Treasury Regulations. Generally, a corporation is a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we have not been and are not currently a USRPHC for U.S. federal income tax purposes, nor do we anticipate becoming a USRPHC in the future.

If you are a corporate Non-U.S. Holder, effectively connected gains that you recognize may also, under certain circumstances, be subject to an additional branch profits tax for the taxable year at a 30% gross rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Federal estate tax

An individual who is a Non-U.S. Holder at the time of death and who is treated as the owner of, or has made certain lifetime transfers of, an interest in our common stock will be required to include the value thereof in his gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

Information reporting and backup withholding

United States federal income tax rules concerning information reporting and backup withholding applicable to Non-U.S. Holders are as follows:

•	we may be required to report annually to the Internal Revenue Service and to each Non-U.S. Holder the amount of dividends on our common stock paid to, and the tax withheld, if any, with respect to each Non-U.S. Holder. The Internal Revenue Service may make this information available under the provisions of an applicable income tax treaty to the tax authorities in the country in which the Non-U.S. Holder is resident;

•	dividends received by a Non-U.S. Holder will be generally exempt from backup withholding tax if such payments are subject to the 30% withholding tax on dividends or if they are exempt from that tax by application of a tax treaty, where the non-U.S. Holder satisfies the certification requirements described under “—Certain United States federal tax considerations for non-U.S. holders—Dividends” above. The exemption does not apply if the withholding agent or an intermediary knows or has reason to know that the Non-U.S. Holder should be subject to the information reporting or backup withholding rules;

•	sale proceeds received by a Non-U.S. Holder on a sale of our common stock through a broker may be subject to information reporting and/or backup withholding if the Non-U.S. Holder is not eligible for an exemption or does not provide the certification described under “—Certain United States federal tax considerations for non-U.S. holders—Dividends” above. In particular, information reporting and backup withholding may apply if the Non-U.S. Holder uses the United States office of a broker, and information reporting (but generally not backup withholding) may apply if a Non-U.S. Holder uses the foreign office of a broker that has certain connections to the United States;

•	sale proceeds received by a Non-U.S. Holder on a sale of our common stock through the United States office of a broker generally will be subject to backup withholding tax and information reporting unless the Non-U.S. Holder satisfies the certification requirements described under “—Certain United States federal tax considerations for non-U.S. holders—Dividends” above or otherwise establishes an exemption;

•	sale proceeds received by a Non-U.S. Holder on a sale of common stock through a non-United States office of a broker that is a not a United States person and does not have a certain specified United States connections (a “United States Related Person”) will not be subject to backup withholding tax or information reporting; and

•	sale proceeds received by a Non-U.S. Holder on a sale of our common stock through a non-United States office of a broker that is a United States person or a United States Related Person generally will be subject to information reporting (but generally not backup withholding tax) unless the Non-U.S. Holder satisfies the certification requirements described under “—Certain United States federal tax considerations for Non-U.S. holders—Dividends” above or otherwise establishes an exemption.

United States backup withholding is not an additional tax. Any amounts withheld under the backup withholding tax rules will be allowed as a refund or a credit against the Non-U.S. Holder’s United States federal income tax liability, provided that the required information is timely furnished to the Internal Revenue Service.

Prospective Non-U.S. Holders should consult their own tax advisors concerning the application of information reporting and backup withholding rules.

Recent developments potentially impacting taxation of non-U.S. holders

Congress is currently considering legislation that, if enacted, would materially change the requirements necessary to obtain a reduction in or other adjustment to United States withholding tax, particularly for instruments, such as our common stock, held through a foreign financial institution or other foreign intermediary. At this time it is impossible to predict whether this legislation will be enacted, and, if enacted, its form. Non-U.S. Holders should consult their own tax advisors regarding the possible implications of this legislation on their investment in our common stock.

Underwriting

We are offering the shares of common stock described in this prospectus through a number of underwriters. J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as joint book-running managers of the offering and as representatives of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of common stock listed next to its name in the following table:

Number of
Name	shares

J.P. Morgan Securities Inc.	5,250,000
Merrill Lynch, Pierce, Fenner & Smith
Incorporated	5,250,000
Barclays Capital Inc.	980,000
Credit Suisse Securities (USA) LLC	980,000
KeyBanc Capital Markets Inc.	980,000
Comerica Securities, Inc.	560,000

Total	14,000,000

The underwriters are committed to purchase all the common shares offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the common shares directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $0.2052 per share. After the initial public offering of the shares, the offering price and other selling terms may be changed by the underwriters. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

The underwriters have an option to buy up to 2,100,000 additional shares of common stock from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus to exercise this over-allotment option. If any shares are purchased with this over-allotment option, the underwriters will purchase shares in approximately the same proportion as shown in the table above.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting fee is $0.3420 per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Without	With Full
	Over-Allotment	Over-Allotment
	Exercise	Exercise

Per Share	$0.3420	$0.3420
Total	$4,788,000	$5,506,200

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $2,000,000.

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that we will not (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any shares of common stock or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of shares of common stock or such other securities, in cash or otherwise), in each case without the prior written consent of J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated for a period of 90 days after the date of this prospectus, other than the shares of our common stock to be sold hereunder, any shares of our common stock issued upon the exercise of options granted under our existing employee benefit plans or any shares of our common stock issued upon the exercise of AAM’s outstanding senior convertible notes due 2024. Notwithstanding the foregoing, if (1) during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, unless the representatives of the underwriters waive, in writing, such extension.

Our directors and executive officers have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities, with limited exceptions, for a period of 60 days, 90 days with respect to the Chairman of the Board and Chief Executive Officer, directors and officers, after the date of this prospectus, may not, without the prior written consent of J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including, without limitation, common stock or such other securities which may be deemed to be beneficially owned by such directors, executive officers, managers and members in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, or (3) make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock. Notwithstanding the foregoing, if (1) during the last 17 days of the 60 or 90-day restricted period, as the case may be, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the expiration of the 60 or 90-day restricted period, as the case may be, we announce that we will release earnings results during the 16-day period beginning on the last day of the 60 or 90-day period, as the case may be, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, unless the representatives of the underwriters waive, in writing, such extension.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NYSE, in the over-the-counter market or otherwise.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling with Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), from and including the date on which the European Union Prospectus Directive (the “EU Prospectus Directive”) is implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer of securities described in this prospectus may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive) subject to obtaining the prior consent of the book-running managers for any such offer; or

•	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State and the expression EU Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

We have not and will not register with the Swiss Financial Market Supervisory Authority (“FINMA”) as a foreign collective investment scheme pursuant to Article 119 of the Federal Act on Collective Investment Scheme of 23 June 2006, as amended (“CISA”), and accordingly the shares being offered pursuant to this prospectus have not and will not be approved, and may not be licenseable, with FINMA. Therefore, the shares have not been authorized for distribution by FINMA as a foreign collective investment scheme pursuant to Article 119 CISA and the shares offered hereby may not be offered to the public (as this term is defined in Article 3 CISA) in or from Switzerland. The shares may solely be offered to “qualified investors,” as this term is defined in Article 10 CISA, and in the circumstances set out in Article 3 of the Ordinance on Collective Investment Scheme of 22 November 2006, as amended (“CISO”), such that there is no public offer. Investors, however, do not benefit from protection under CISA or CISO or supervision by FINMA. This prospectus and any other materials relating to the shares are strictly personal and confidential to each offeree and do not constitute an offer to any other person. This prospectus may only be used by those qualified investors to whom it has been handed out in connection with the offer described herein and may neither directly or indirectly be distributed or made available to any person or entity other than its recipients. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in Switzerland or from Switzerland. This prospectus does not constitute an issue prospectus as that term is understood pursuant to Article 652a and/or 1156 of the Swiss Federal Code of Obligations. We have not applied for a listing of the shares on the SIX Swiss Exchange or any other regulated securities market in Switzerland, and consequently, the information presented in this prospectus does not necessarily comply with the information standards set out in the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

This document relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The shares which are the subject of the offering contemplated by this prospectus may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this document you should consult an authorized financial adviser.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In particular, affiliates of the underwriters are lenders under our senior credit facilities, and J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are agents under our senior credit facilities. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Legal matters

Certain legal matters will be passed upon for us by Shearman & Sterling LLP, New York, New York. The underwriters are being represented by Cravath, Swaine & Moore LLP, New York, New York.

Prospectus

AMERICAN AXLE & MANUFACTURING, INC.

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.

Debt Securities

Guarantees

Warrants to Purchase Debt Securities

Warrants to Purchase Common Stock

Common Stock

Preferred Stock

We will provide the specific terms of these securities in supplements or term sheets to this prospectus and whether an offer will be made by us, a selling security holder or both. You should read this prospectus, the prospectus supplements and term sheets carefully before you invest.

We will not use this prospectus to confirm sales of any securities unless it is attached to a prospectus supplement or a term sheet.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 7, 2009.

Where you can find more information

We are required to comply with the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance with those requirements, we file combined reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). Unless the context otherwise requires, references in this prospectus to the “company,” “we,” “our,” and “us” shall mean collectively (i) American Axle & Manufacturing, Inc., or AAM Inc., a Delaware corporation, and its direct and indirect subsidiaries and (ii) American Axle & Manufacturing Holdings, Inc., or Holdings, a Delaware corporation and the direct parent corporation of AAM Inc.

You can call the SEC’s toll-free number at 1-800-SEC-0330 for further information. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding companies like ours that file with the SEC electronically. The documents can be found by searching the EDGAR archives at the SEC’s website or can be inspected and copied at the Public Reference Section of the SEC located at 100 F Street, NE, Washington, D.C. 20549. Our SEC filings and other information about us may also be obtained from our website at www.aam.com, although information on our website does not constitute a part of this prospectus. Material that we have filed may also be inspected at the library of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. Later information that we file will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offering of the particular securities covered by a prospectus supplement or term sheet has been completed. This prospectus is part of a registration statement filed with the SEC.

We are incorporating by reference into this prospectus the following documents filed with the SEC (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

•	Holdings’ annual report on Form 10-K for the fiscal year ended December 31, 2008 filed with the SEC on March 13, 2009.

•	Holdings’ quarterly report on Form 10-Q for the quarter ended March 31, 2009 filed with the SEC on May 4, 2009.

•	Holdings’ quarterly report on Form 10-Q for the quarter ended June 30, 2009 filed with the SEC on August 6, 2009.

•	Holdings’ quarterly report on Form 10-Q for the quarter ended September 30, 2009 filed with the SEC on October 30, 2009.

•	Holdings’ current reports on Form 8-K filed with the SEC on January 30, 2009 (Item 8.01), February 13, 2009, February 19, 2009, March 4, 2009, May 29, 2009, June 4, 2009 (Item 8.01), July 7, 2009 (excluding Item 7.01), July 30, 2009 (excluding Item 7.01), August 18, 2009 (excluding Item 7.01), August 31, 2009 (excluding Item 7.01), September 16, 2009 (excluding Item 7.01), September 17, 2009 (excluding Item 7.01), October 30, 2009 (Item 8.01 and 9.01), November 2, 2009 and December 7, 2009 (excluding Item 7.01).

ii

The documents incorporated by reference in this prospectus are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this prospectus to any person, without charge, upon written or oral request. Requests for such copies should be directed to the following:

American Axle & Manufacturing Holdings, Inc.
Attention: Investor Relations
One Dauch Drive
Detroit, Michigan 48211-1198
Telephone Number: (313) 758-4814

Except as provided above, no other information, including, but not limited to, information on our websites is incorporated by reference in this prospectus.

iii

American Axle & Manufacturing

We are a Tier I supplier to the automotive industry. We manufacture, engineer, design and validate driveline and drivetrain systems and related components and chassis modules for light trucks, SUVs, passenger cars, crossover vehicles and commercial vehicles. Driveline and drivetrain systems include components that transfer power from the transmission and deliver it to the drive wheels. Our driveline, drivetrain and related products include axles, chassis modules, driveshafts, power transfer units, transfer cases, chassis and steering components, driving heads, crankshafts, transmission parts and metal-formed products.

We are the principal supplier of driveline components to General Motors LLC (“GM”) for its rear-wheel drive (“RWD”) light trucks and sports utility vehicles (“SUVs”) manufactured in North America, supplying substantially all of GM’s rear axle and front four-wheel drive and all-wheel drive (“4WD/AWD”) axle requirements for these vehicle platforms. Sales to GM were approximately 78% of our total net sales in the first nine months of 2009, 74% in the full year of 2008 and 78% in the full year of 2007.

We are the sole-source supplier to GM for certain axles and other driveline products for the life of each GM vehicle program covered by a Lifetime Program Contract (“LPC”). In connection with certain bankruptcy cases involving GM, on September 16, 2009, we entered into a Settlement and Commercial Agreement dated as of September 16, 2009 (the “GM Settlement Agreement”) by and among GM, Holdings and AAM, whereby GM terminated the existing LPCs and confirmed new LPCs. Substantially all of our sales to GM are made pursuant to the new LPCs. The new LPCs have terms equal to the lives of the relevant vehicle programs or their respective derivatives, which typically run 6 to 10 years, and require us to remain competitive with respect to technology, design and quality, among other factors.

We are also the principal supplier of driveline system products for Chrysler’s heavy-duty Dodge Ram full-size pickup trucks (“Dodge Ram program”) and its derivatives. Sales to Chrysler accounted for approximately 7% of our total net sales in the first nine months of 2009, 10% in the full year of 2008 and 12% in the full year of 2007.

In addition to GM and Chrysler, we supply driveline systems and other related components to PACCAR Inc., Tata Motors, Mack Truck, Ford Motor Company (“Ford“), Volkswagen, Harley-Davidson and other original equipment manufacturers (“OEMs”) and Tier I supplier companies such as John Deere, Jatco Ltd. and Hino Motors, Ltd. Sales to customers other than GM and Chrysler accounted for approximately 15% of our total net sales in the first nine months of 2009 as compared to 16% in the full year of 2008 and 10% in the full year of 2007.

Use of proceeds

Except as may be described otherwise in a prospectus supplement or term sheet, we will add the net proceeds from the sale of the securities under this prospectus to our general funds and will use them for working capital and other general corporate purposes, which may include, among other things, reducing or refinancing indebtedness or funding acquisitions.

Prospectus

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of the following securities in one or more offerings:

•	debt securities (“debt securities”), which may be either senior (the “senior securities”) or subordinated (the “subordinated securities”), unsecured (“unsecured debt securities”) or secured (“secured debt securities”) guaranteed by Holdings.;

•	warrants to purchase debt securities (“debt warrants”);

•	warrants to purchase shares of the common stock of Holdings, issued to GM pursuant to the warrant agreement by and between Holdings and GM dated as of September 16, 2009, (“common stock warrants”) and the underlying shares of the common stock of Holdings (“warrant shares”);

•	shares of the common stock of Holdings. (“common stock”); or

•	shares of our preferred stock (“preferred stock”).

The terms of the securities will be determined at the time of offering.

We will refer to the debt securities, debt warrants, common stock warrants, warrant shares, the guarantees of the debt securities, common stock and preferred stock, or any combination of those securities, proposed to be sold under this prospectus and the applicable prospectus supplement or term sheet as the “offered securities.” The offered securities, together with any debt securities, common stock and preferred stock issuable upon exercise of debt warrants, common stock warrants, warrant shares or conversion or exchange of other offered securities, as applicable, will be referred to as the “securities.”

You should rely only on the information contained or incorporated by reference in this prospectus or prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, prospectus supplement, or any documents incorporated by reference is accurate only as of the date on the front cover of the applicable document. Our business, financial condition, results of operations and prospects may have changed since then.

Prospectus supplement or term sheet

This prospectus provides you with a general description of the debt securities, warrants to purchase debt securities, common stock warrants, warrant shares, common stock and preferred stock we may offer. Each time we sell securities, we will provide a prospectus supplement or term sheet that will contain specific information about the terms of that offering and whether securities are being offered by us, a selling security holder or both. The prospectus supplement or term sheet may also add to, update or change information contained in this prospectus, and accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in the prospectus supplement or term sheet. You should read both this prospectus and any prospectus supplement or term sheet together with the additional information described under the heading “Where You Can Find More Information.”

The prospectus supplement or term sheet to be attached to the front of this prospectus will describe: the terms of the securities offered, any initial public offering price, the price paid to us for the securities, the net proceeds to us, the manner of distribution and any underwriting compensation and the other specific material terms related to the offering of these securities.

For more detail on the terms of the securities, you should read the exhibits filed with or incorporated by reference in our Registration Statement.

Forward-looking statements

Certain statements contained in this prospectus, or any accompanying prospectus supplement and the documents incorporated herein or therein by reference are forward-looking in nature and relate to trends and events that may affect our future financial position and operating results.

Such statements are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and relate to trends and events that may affect our future financial position and operating results. The terms such as “will,” “may,” “could,” “would,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “project,” and similar words of expressions, as well as statements in future tense, are intended to identify forward-looking statements.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events and are subject to risks and may differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

•	global economic conditions;

•	our ability to comply with the definitive terms and conditions of various commercial and financing arrangements with GM;

•	reduced purchases of our products by GM, Chrysler LLC (“Chrysler”) or other customers;

•	reduced demand for our customers’ products (particularly light trucks and SUVs produced by GM and Chrysler);

•	availability of financing for working capital, capital expenditures, R&D or other general corporate purposes, including our ability to comply with financial covenants;

•	our customers’ and suppliers’ availability of financing for working capital, capital expenditures, R&D or other general corporate purposes;

•	the impact on us and our customers of requirements imposed on, or actions taken by, our customers in response to the U.S. government’s ownership interest, the Troubled Asset Relief Program or similar programs;

•	our ability to continue to achieve cost reductions through ongoing restructuring actions;

•	additional restructuring actions that may occur;

•	our ability to achieve the level of cost reductions required to sustain global cost competitiveness;

•	our ability to maintain satisfactory labor relations and avoid future work stoppages;

•	our suppliers’, our customers’ and their suppliers’ ability to maintain satisfactory labor relations and avoid work stoppages;

•	our ability to continue to implement improvements in our U.S. labor cost structure;

•	supply shortages or price increases in raw materials, utilities or other operating supplies;

•	currency rate fluctuations;

•	our ability and our customers’ and suppliers’ ability to successfully launch new product programs on a timely basis;

•	our ability to realize the expected revenues from our new and incremental business backlog;

•	our ability to attract new customers and programs for new products;

•	our ability to develop and produce new products that reflect market demand;

•	lower-than-anticipated market acceptance of new or existing products;

•	our ability to respond to changes in technology, increased competition or pricing pressures;

•	price volatility in, or reduced availability of, fuel;

•	adverse changes in laws, government regulations or market conditions affecting our products or our customers’ products (such as the Corporate Average Fuel Economy (“CAFE”) regulations);

•	adverse changes in the political stability of our principal markets (particularly North America, Europe, South America and Asia);

•	liabilities arising from warranty claims, product liability and legal proceedings to which we are or may become a party;

•	changes in liabilities arising from pension and other postretirement benefit obligations;

•	risks of noncompliance with environmental regulations or risks of environmental issues that could result in unforeseen costs at our facilities;

•	our ability to attract and retain key associates; and

•	other unanticipated events and conditions that may hinder our ability to compete.

It is not possible to foresee or identify all such factors and we make no commitment to update any forward-looking statement or to disclose any facts, events or circumstances after the date hereof that may affect the accuracy of any forward-looking statement.

Description of debt securities

We may issue debt securities in one or more distinct series. This section summarizes the material terms of the debt securities that are common to all series. Most of the financial terms and other specific material terms of any series of debt securities that we offer will be described in a prospectus supplement or term sheet to be attached to the front of this prospectus. Furthermore, since the terms of specific debt securities may differ from the general information we have provided below, you should rely on information in the prospectus supplement or term sheet that contradicts different information below.

As required by federal law for all bonds and debt securities of companies that are publicly offered, the debt securities are governed by a document called an “indenture.” An indenture is a contract between us and a financial institution acting as trustee on your behalf. Unless otherwise indicated in a prospectus supplement, the trustee will be The Bank of New York Mellon Trust Company, N.A. The trustee has two main roles. First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described in the second paragraph under “Events of Default.” Second, the trustee performs certain administrative duties for us.

The term “trustee” refers to the senior trustee or the subordinated trustee, as appropriate. We will refer to the indenture that governs the debt securities as the “indenture.” The indenture is subject to and governed by the Trust Indenture Act of 1939, as amended (the “TIA”).

The following summary does not purport to be complete, and is subject to, and is qualified in its entirety by reference to, all of the provisions of the debt securities and the indenture. We urge you to read the indenture and the form of the debt securities, which you may obtain from us upon request. As used in this description, all references to “AAM Inc.,” “our company,” the “issuer,” “we,” “us” or “our” mean American Axle & Manufacturing, Inc., excluding, unless otherwise expressly stated or the context otherwise requires, its subsidiaries, and all references to “Holdings” mean American Axle & Manufacturing Holdings, Inc., our parent corporation, excluding, unless otherwise expressly stated or the context otherwise requires, its subsidiaries. Holdings has no material operations or assets other than its ownership of 100% of the issued and outstanding common stock of American Axle & Manufacturing, Inc., the issuer.

General

The debt securities will be AAM Inc.’s obligations which may be secured or unsecured. The senior unsecured securities will rank equally with all of our other unsecured and unsubordinated indebtedness and will be guaranteed by Holdings. The Holdings guarantee will rank equally with all of its other unsecured and unsubordinated indebtedness. Terms of secured debt securities and the related Holdings guarantee will be more fully described in a prospectus supplement. The subordinated securities will be subordinated in right of payment to the prior payment in full of AAM Inc.’s Senior Indebtedness as more fully described in a prospectus supplement or term sheet. The subordinated debt securities will be guaranteed on a subordinated basis by Holdings, as more fully described in a prospectus supplement or term sheet.

The indenture provides that any debt securities proposed to be sold under this prospectus and the attached prospectus supplement or term sheet, which may be in the form of Exhibit A hereto, including the guarantee by Holdings (“offered debt securities”) and any debt securities issuable upon the exercise of debt warrants or upon conversion or exchange of other offered securities (“underlying debt securities”), as well as other unsecured debt securities, may be issued under that indenture in one or more series.

You should read the prospectus supplement or term sheet for the material terms of the offered debt securities and any underlying debt securities, including the following:

•	The title of the debt securities and whether the debt securities will be senior securities or subordinated securities.

•	The total principal amount of the debt securities and any limit on the total principal amount of debt securities of the series.

•	If not the principal amount of the debt securities, the portion of the principal amount payable upon acceleration of the maturity of the debt securities or how this portion will be determined.

•	The date or dates, or how the date or dates will be determined or extended, when the principal of the debt securities will be payable.

•	The interest rate or rates, which may be fixed or variable, that the debt securities will bear, if any, or how the rate or rates will be determined, the date or dates from which any interest will accrue or how the date or dates will be determined, the interest payment dates, any record dates for these payments and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months.

•	Any optional redemption provisions.

•	Whether debt securities are secured and the terms of such security interests.

•	Any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities.

•	The form in which we will issue the debt securities; whether we will have the option of issuing debt securities in “certificated” form; whether we will have the option of issuing certificated debt securities in bearer form if we issue the securities outside the United States to non-U.S. persons; any restrictions on the offer, sale or delivery of bearer securities and the terms, if any, upon which bearer securities of the series may be exchanged for registered securities of the series and vice versa (if permitted by applicable laws and regulations).

•	If other than U.S. dollars, the currency or currencies in which the debt securities are denominated and/or payable.

•	Whether the amount of payments of principal, premium or interest, if any, on the debt securities will be determined with reference to an index, formula or other method (which could be based on one or more currencies, commodities, equity indices or other indices) and how these amounts will be determined.

•	The place or places, if any, other than or in addition to The City of New York, of payment, transfer, conversion and/or exchange of the debt securities.

•	If other than denominations of $1,000 or any integral multiple in the case of registered securities issued in certificated form and $5,000 in the case of bearer securities, the denominations in which the offered debt securities will be issued.

•	The applicability of the provisions of Article Fourteen of the indenture described under “defeasance” and any provisions in modification of, in addition to or in lieu of any of these provisions.

•	Whether and under what circumstances we will pay additional amounts, as contemplated by Section 1011 of the indenture, in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities rather than pay the additional amounts (and the terms of this option).

•	Whether the securities are subordinated and the terms of such subordination.

•	Any provisions granting special rights to the holders of the debt securities upon the occurrence of specified events.

•	Any changes or additions to the Events of Default or covenants contained in the indenture.

•	Whether the debt securities will be convertible into or exchangeable for any other securities and the applicable terms and conditions.

•	Any other material terms of the debt securities and guarantees.

For purposes of this prospectus, any reference to the payment of principal or premium or interest, if any, on the debt securities will include additional amounts if required by the terms of the debt securities.

The indenture does not limit the amount of debt securities that may be issued thereunder from time to time. Debt securities issued under an indenture, when a single trustee is acting for all debt securities issued under the indenture, are called the “indenture securities.” The indenture also provides that there may be more than one trustee thereunder, each with respect to one or more different series of indenture securities. See “Resignation of Trustee” below. At a time when two or more trustees are acting under the indenture, each with respect to only certain series, the term “indenture securities” means the one or more series of debt securities with respect to which each respective trustee is acting. In the event that there is more than one trustee under the indenture, the powers and trust obligations of each trustee described in this prospectus will extend only to the one or more series of indenture securities for which it is trustee. If two or more trustees are acting under the indenture, then the indenture securities for which each trustee is acting would be treated as if issued under separate indentures.

The indenture does not contain any provisions that give you protection in the event we issue a large amount of debt or we are acquired by another entity.

We refer you to the prospectus supplement or term sheet for information with respect to any deletions from, modifications of or additions to the Events of Default or our covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

We have the ability to issue indenture securities with terms different from those of indenture securities previously issued and, without the consent of the holders thereof, to reopen a previous issue of a series of indenture securities and issue additional indenture securities of that series unless the reopening was restricted when that series was created.

Unless otherwise specified in the applicable prospectus supplement or term sheet, the debt securities will be denominated in U.S. dollars and all payments on the debt securities will be made in U.S. dollars.

Payment of the purchase price of the debt securities must be made in immediately available funds.

As used in this prospectus, “Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York; provided, however, that, with respect to foreign currency Notes, the day is also not a day on which commercial banks are authorized or required by law, regulation or executive order to close in the Principal Financial Center (as defined below) of the country issuing the specified currency (or, if the specified currency is the euro, the day is also a day on which the Trans-European Automated Real Time Gross Settlement Express Transfer (TARGET) System is operating, which we refer to as a “TARGET Business Day”); and provided further that, with respect to Notes as to which LIBOR is an applicable interest rate basis, the day is also a London Business Day.

“London Business Day” means a day on which commercial banks are open for business (including dealings in the designated LIBOR Currency) in London.

“Principal Financial Center” means (i) the capital city of the country issuing the specified currency or (ii) the capital city of the country to which the designated LIBOR Currency relates, as applicable, except that the term “Principal Financial Center” means the following cities in the case of the following currencies:

Currency	Principal Financial Center

U.S. dollars Australian dollars Canadian dollars New Zealand dollars South African rand Swiss francs	The City of New York Sydney Toronto Auckland Johannesburg Zurich

and in the event the LIBOR Currency is the euro, the “Principal Financial Center” is London.

The authorized denominations of debt securities denominated in U.S. dollars will be integral multiples of $1,000. The authorized denominations of foreign currency Notes will be set forth in the applicable prospectus supplement or term sheet.

Optional redemption, repayment and repurchase

If specified in a prospectus supplement or term sheet, we may redeem the debt securities at our option, in whole at any time or in part from time to time, at a redemption price equal to the greater of (1) 100% of the principal amount of the debt securities to be redeemed and (2) as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest on the debt securities to be redeemed (not including any portion of those payments of interest accrued to the date of redemption) from the redemption date to the maturity date of the debt securities being redeemed, in each case discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate plus the rate specified in a prospectus supplement or term sheet, plus, in each case, accrued and unpaid interest on the debt securities to the date of redemption.

“Adjusted Treasury Rate” means, with respect to any date of redemption, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that date of redemption.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the debt securities.

“Comparable Treasury Price” means, with respect to any date of redemption, (1) the average of the Reference Treasury Dealer Quotations for the date of redemption, after excluding the highest and lowest Reference Treasury Dealer Quotations or (2) if the Quotation Agent obtains fewer than four Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

“Quotation Agent” means the underwriter, or another Reference Treasury Dealer appointed by us.

“Reference Treasury Dealer” will be specified in the prospectus supplement or term sheet.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any date of redemption, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by that Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding that date of redemption.

We will mail notice of any redemption at least 30 days, but not more than 60 days, before the date of redemption to each holder of the debt securities to be redeemed. If less than all of the debt securities are to be redeemed at any time, the trustee will select debt securities to be redeemed on a pro rata basis or by any other method the trustee deems fair and appropriate. Unless we default in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the debt securities or portions thereof called for redemption.

Regardless of anything in this prospectus to the contrary, if a debt security is an OID Note (other than an Indexed Note), the amount payable in the event of redemption or repayment prior to its stated maturity will be the amortized face amount on the redemption or repayment date, as the case may be. The amortized face amount of an OID Note will be equal to (i) the issue price specified in the applicable prospectus supplement or term sheet plus (ii) that portion of the difference between the issue price and the principal amount of the Note that has accrued at the yield to maturity described in the prospectus supplement or term sheet (computed in accordance with generally accepted U.S. bond yield computation principles) by the redemption or repayment date. However, in no case will the amortized face amount of an OID Note exceed its principal amount.

We may at any time purchase debt securities at any price in the open market or otherwise. We may hold, resell or surrender for cancellation any debt securities that we purchase.

Conversion and exchange

If any debt securities are convertible into or exchangeable for other securities, the prospectus supplement or term sheet will explain the terms and conditions of the conversion or exchange, including the conversion price or exchange ratio (or the calculation method), the conversion or exchange period (or how the period will be determined), if conversion or exchange will be mandatory or at the option of the holder or us, provisions for adjusting the conversion price or the exchange ratio and provisions affecting conversion or exchange in the event of the redemption of the underlying debt securities. These terms may also include provisions under which the number or amount of other securities to be received by the holders of the debt securities upon conversion or exchange would be calculated according to the market price of the other securities as of a time stated in the prospectus supplement or term sheet.

Issuance of securities in registered form

We may issue the debt securities in registered form, in which case we will issue them in book-entry form only. Debt securities issued in book-entry form will be represented by global securities. We also will have the option of issuing debt securities in non-registered form as bearer securities if we issue the securities outside the United States to non-U.S. persons. In that case, the prospectus supplement or term sheet will set forth the mechanics for holding the bearer securities, including the procedures for receiving payments, for exchanging the bearer securities for registered securities of the same series, and for receiving notices. The prospectus supplement or term sheet will also describe the requirements with respect to our maintenance of offices or agencies outside the United States and the applicable U.S. federal tax law requirements.

Book-Entry Holders. We will issue registered debt securities in book-entry form only, unless we specify otherwise in the applicable prospectus supplement or term sheet. This means debt securities will be represented by one or more global securities registered in the name of a depositary that will hold them on behalf of financial institutions that participate in the depositary’s book-entry system. These participating institutions, in turn, hold beneficial interests in the debt securities held by the depositary or its nominee. These institutions may hold these interests on behalf of themselves or customers.

Under the indenture, only the person in whose name a debt security is registered is recognized as the holder of that debt security. Consequently, for debt securities issued in book-entry form, we will recognize only the depositary as the holder of the debt securities and we will make all payments on the debt securities to the depositary. The depositary will then pass along the payments it receives to its participants, which, in turn, will pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the debt securities.

As a result, investors will not own debt securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the debt securities are represented by one or more global securities, investors will be indirect holders, and not holders of the debt securities.

Street Name Holders. In the future, we may issue debt securities in certificated form or terminate a global security. In these cases, investors may choose to hold their debt securities in their own names or in “street name.” Debt securities held in street name are registered in the name of a bank, broker or other financial institution chosen by the investor, and the investor would hold a beneficial interest in those debt securities through the account he or she maintains at that institution.

For debt securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the debt securities are registered as the holders of those debt securities and we will make all payments on those debt securities to them. These institutions will pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold debt securities in street name will be indirect holders, and not holders, of the debt securities.

Legal Holders. Our obligations, as well as the obligations of the applicable trustee and those of any third parties employed by us or the applicable trustee, run only to the legal holders of the debt securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a debt security or has no choice because we are issuing the debt securities only in book-entry form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose (for example, to amend an indenture or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of an indenture), we would seek the approval only from the holders, and not the indirect holders, of the debt securities. Whether and how the holders contact the indirect holders is up to the holders.

When we refer to you, we mean those who invest in the debt securities being offered by this prospectus, the prospectus supplement or term sheet whether they are the holders or only indirect holders of those debt securities. When we refer to your debt securities, we mean the debt securities in which you hold a direct or indirect interest.

Special Considerations for Indirect Holders. If you hold debt securities through a bank, broker or other financial institution, either in book-entry form or in street name, we urge you to check with that institution to find out:

•	how it handles securities payments and notices,

•	whether it imposes fees or charges,

•	how it would handle a request for the holders’ consent, if ever required,

•	whether and how you can instruct it to send you debt securities registered in your own name so you can be a holder, if that is permitted in the future for a particular series of debt securities,

•	how it would exercise rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests, and

•	if the debt securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Interest and interest rates

General

Each debt security will begin to accrue interest from the date it is originally issued. The related prospectus supplement or term sheet will specify each debt security as a Fixed Rate Note, a Floating Rate Note, an Amortizing Note or an Indexed Note and describe the method of determining the interest rate, including any Spread and/or Spread Multiplier. For an Indexed Note, the related prospectus supplement or term sheet also will describe the method for the calculation and payment of principal and interest. The prospectus supplement or term sheet for a Floating Rate Note or Indexed Note may also specify a maximum and a minimum interest rate.

A debt security may be issued as a Fixed Rate Note or a Floating Rate Note or as a Note that combines fixed and floating rate terms.

Interest rates offered with respect to debt securities may differ depending upon, among other things, the aggregate principal amount of debt securities purchased in any single transaction. Debt securities with similar variable terms but different interest rates, as well as debt securities with different variable terms, may be offered concurrently to different investors. Interest rates or formulas and other terms of debt securities are subject to change from time to time, but no such change will affect any Note already issued or as to which an offer to purchase has been accepted.

Interest on the debt securities denominated in U.S. dollars will be paid by check mailed on an Interest Payment Date other than a Maturity Date (as defined below) to the persons entitled thereto to the addresses of such holders as they appear in the security register or, at our option, by wire transfer to a bank account maintained by the holder. The principal of, premium, if any, and interest on debt securities denominated in U.S. dollars, together with interest accrued and unpaid thereon, due on the Maturity Date will be paid in immediately available funds upon surrender of such debt securities at the corporate trust office of the Trustee in The City of New York, or, at our option, by wire transfer of immediately available funds to an account with a bank designated at least 15 calendar days prior to the Maturity Date by the applicable registered holder, provided the particular bank has appropriate facilities to receive these payments and the particular Note is presented and surrendered at the office or agency maintained by us for this purpose in the Borough of Manhattan, The City of New York, in time for the Trustee to make these payments in accordance with its normal procedures.

Fixed rate notes

The prospectus supplement or term sheet for Fixed Rate Notes will describe a fixed interest rate payable semiannually in arrears on the dates specified in such term sheet or prospectus supplement (each, with respect to Fixed Rate Notes, an “Interest Payment Date”). Interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months. If the stated maturity date, any redemption date or any repayment date (together referred to as the “Maturity Date”) or an Interest Payment Date for any Fixed Rate Note is not a Business Day, principal of, premium, if any, and interest on that Note will be paid on the next Business Day, and no interest will accrue from and after the Maturity Date or Interest Payment Date. Interest on Fixed Rate Notes will be paid to holders of record as of each Regular Record Date. A “Regular Record Date” will be the fifteenth day (whether or not a Business Day) next preceding the applicable Interest Payment Date.

Each interest payment on a Fixed Rate Note will include interest accrued from, and including, the issue date or the last Interest Payment Date, as the case may be, to but excluding the applicable Interest Payment Date or the Maturity Date, as the case may be.

Original issue discount notes

We may issue original issue discount debt securities (including zero coupon debt securities) (“OID Notes”), which are debt securities issued at a discount from the principal amount payable on the Maturity Date. There may not be any periodic interest payments on OID Notes. For OID Notes, interest normally accrues during the life of the Note and is paid on the Maturity Date. Upon a redemption, repayment or acceleration of the maturity of an OID Note, the amount payable will be determined as set forth under “—Optional Redemption, Repayment and Repurchase.” This amount normally is less than the amount payable on the stated maturity date.

Amortizing notes

We may issue amortizing debt securities, which are Fixed Rate Notes for which combined principal and interest payments are made in installments over the life of each debt securities (“Amortizing Notes”). Payments on Amortizing Notes are applied first to interest due and then to the reduction of the unpaid principal amount. The related prospectus supplement or term sheet for an Amortizing Note will include a table setting forth repayment information.

Floating rate notes

Each Floating Rate Note will have an interest rate basis or formula. That basis or formula may be based on:

•	the CD Rate;

•	the Commercial Paper Rate;

•	LIBOR;

•	EURIBOR;

•	the Federal Funds Rate;

•	the Prime Rate;

•	the Treasury Rate;

•	the CMT Rate;

•	the Eleventh District Cost of Funds Rate; or

•	another negotiated interest rate basis or formula.

The prospectus supplement or term sheet will also indicate any Spread and/or Spread Multiplier, which would be applied to the interest rate formula to determine the interest rate. Any Floating Rate Note may have a maximum or minimum interest rate limitation. In addition to any maximum interest rate limitation, the interest rate on the Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law for general application.

We will appoint a calculation agent to calculate interest rates on the Floating Rate Notes. Unless we identify a different party in the prospectus supplement or term sheet, the paying agent will be the calculation agent for each Note.

Unless otherwise specified in a prospectus supplement or term sheet, the “Calculation Date,” if applicable, relating to an Interest Determination Date will be the earlier of (i) the tenth calendar day after such Interest Determination Date or, if such day is not a Business Day, the next succeeding Business Day, or (ii) the Business Day immediately preceding the relevant Interest Payment Date or the Maturity Date, as the case may be.

Upon the request of the beneficial holder of any Floating Rate Note, the calculation agent will provide the interest rate then in effect and, if different, when available, the interest rate that will become effective on the next Interest Reset Date for the Floating Rate Note.

Change of Interest Rate. The interest rate on each Floating Rate Note may be reset daily, weekly, monthly, quarterly, semiannually, annually or on some other specified basis (each, an “Interest Reset Date”). The Interest Reset Date will be:

•	for Notes with interest that resets daily, each Business Day;

•	for Notes (other than Treasury Rate Notes) with interest that resets weekly, Wednesday of each week;

•	for Treasury Rate Notes with interest that resets weekly, Tuesday of each week;

•	for Notes with interest that resets monthly, the third Wednesday of each month;

•	for Notes with interest that resets quarterly, the third Wednesday of March, June, September and December of each year;

•	for Notes with interest that resets semiannually, the third Wednesday of each of the two months of each year indicated in the applicable prospectus supplement or term sheet; and

•	for Notes with interest that resets annually, the third Wednesday of the month of each year indicated in the applicable prospectus supplement or term sheet.

The related prospectus supplement or term sheet will describe the initial interest rate or interest rate formula on each Note. That rate is effective until the following Interest Reset Date. Thereafter, the interest rate will be the rate determined on each Interest Determination Date. Each time a new interest rate is determined, it becomes effective on the following Interest Reset Date. If any Interest Reset Date is not a Business Day, then the Interest Reset Date is postponed to the next Business Day, except, in the case of LIBOR and EURIBOR Notes, if the next Business Day is in the next calendar month, the Interest Reset Date is the immediately preceding Business Day.

Date Interest Rate Is Determined. The Interest Determination Date for all CD and CMT Rate Notes is the second Business Day before the Interest Reset Date and for all LIBOR Notes will be the second London Business Day immediately preceding the applicable Interest Reset Date (unless the LIBOR Currency is Sterling, in which case the Interest Determination Date will be the Interest Reset Date).

The Interest Determination Date for Treasury Rate Notes will be the day of the week in which the Interest Reset Date falls on which Treasury bills of the Index Maturity are normally auctioned. Treasury bills are usually sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on Tuesday. Sometimes, the auction is held on the preceding Friday. If an auction is held on the preceding Friday, that day will be the Interest Determination Date relating to the Interest Reset Date occurring in the next week.

The Interest Determination Date for all Commercial Paper, Federal Funds and Prime Rate Notes will be the first Business Day preceding the Interest Reset Date.

The Interest Determination Date for EURIBOR Notes will be the second TARGET Business Day immediately preceding the applicable Interest Reset Date.

The Interest Determination Date for an Eleventh District Cost of Funds Rate Note is the last Business Day of the month immediately preceding the applicable Interest Reset Date in which the Federal Home Loan Bank of San Francisco published the applicable rate.

The Interest Determination Date relating to a Floating Rate Note with an interest rate that is determined by reference to two or more interest rate bases will be the most recent Business Day which is at least two Business Days before the applicable Interest Reset Date for each interest rate for the applicable Floating Rate Note on which each interest rate basis is determinable.

Payment of Interest. Interest is paid as follows:

•	for Notes with interest that resets daily, weekly or monthly, on the third Wednesday of each month;

•	for Notes with interest payable quarterly, on the third Wednesday of March, June, September, and December of each year;

•	for Notes with interest payable semiannually, on the third Wednesday of each of the two months specified in the applicable prospectus supplement or term sheet;

•	for Notes with interest payable annually, on the third Wednesday of the month specified in the applicable prospectus supplement or term sheet (each of the above, with respect to Floating Rate Notes, an “Interest Payment Date”); and

•	at maturity, redemption or repayment.

Each interest payment on a Floating Rate Note will include interest accrued from, and including, the issue date or the last Interest Payment Date, as the case may be, to but excluding the applicable Interest Payment Date or the Maturity Date, as the case may be.

Interest on a Floating Rate Note will be payable beginning on the first Interest Payment Date after its issue date to holders of record at the close of business on each Regular Record Date, which is the fifteenth day (whether or not a Business Day) next preceding the applicable Interest Payment Date, unless the issue date falls after a Regular Record Date and on or prior to the related Interest Payment Date, in which case payment will be made to holders of record at the close of business on the Regular Record Date next preceding the second Interest Payment Date following the issue date. If an Interest Payment Date (but not the Maturity Date) is not a Business Day, then the Interest Payment Date will be postponed to the next Business Day, except in the case of LIBOR and EURIBOR Notes, if the next Business Day is in the next calendar month, the Interest Payment Date will be the immediately preceding Business Day. If the Maturity Date of any Floating Rate Note is not a Business Day, principal of, premium, if any, and interest on that Note will be paid on the next Business Day, and no interest will accrue from and after the Maturity Date.

Accrued interest on a Floating Rate Note is calculated by multiplying the principal amount of a Note by an accrued interest factor. The accrued interest factor is the sum of the interest factors calculated for each day in the period for which accrued interest is being calculated. The interest factor for each day is computed by dividing the interest rate in effect on that day by (1) the actual number of days in the year, in the case of Treasury Rate Notes or CMT Rate Notes, or (2) 360, in the case of other Floating Rate Notes. The interest factor for Floating Rate Notes for which the interest rate is calculated with reference to two or more interest rate bases will be calculated in each period in the same manner as if only one of the applicable interest rate bases applied. All percentages resulting from any calculation are rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward. For example, 9.876545% (or .09876545) will be rounded to 9.87655% (or .0987655). Dollar amounts used in the calculation are rounded to the nearest cent (with one-half cent being rounded upward).

CD Rate Notes. The “CD Rate” for any Interest Determination Date is the rate on that date for negotiable U.S. dollar certificates of deposit having the Index Maturity described in the related prospectus supplement or term sheet, as published in H.15(519) prior to 3:00 P.M., New York City time, on the Calculation Date, for that Interest Determination Date under the heading “CDs (secondary market).” The “Index Maturity” is the period to maturity of the instrument or obligation with respect to which the related interest rate basis or formula will be calculated.

The following procedures will be followed if the CD Rate cannot be determined as described above:

•	If the above rate is not published in H.15(519) by 3:00 P.M., New York City time, on the Calculation Date, the CD Rate will be the rate on that Interest Determination Date for negotiable United States dollar certificates of deposit of the Index Maturity described in the prospectus supplement or term sheet as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption “CDs (secondary market).”

•	If that rate is not published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the Calculation Date, then the calculation agent will determine the CD Rate to be the average of the secondary market offered rates as of 10:00 A.M., New York City time, on that Interest Determination Date, quoted by three leading nonbank dealers of negotiable U.S. dollar certificates of deposit in New York City (which may include an agent or its affiliates) for negotiable U.S. dollar certificates of deposit of major United States money-center banks with a remaining maturity closest to the Index Maturity in an amount that is representative for a single transaction in the market at that time described in the prospectus supplement or term sheet. The calculation agent will select the three dealers referred to above.

•	If fewer than three dealers are quoting as mentioned above, the CD Rate will remain the CD Rate then in effect on that Interest Determination Date.

“H.15(519)” means the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the Federal Reserve System.

“H.15 Daily Update” means the daily update of H.15(519), available through the web site of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov/releases/h15/update, or any successor site or publication.

Commercial Paper Rate Notes. The “Commercial Paper Rate” for any Interest Determination Date is the Money Market Yield of the rate on that date for commercial paper having the Index Maturity described in the related prospectus supplement or term sheet, as published in H.15(519) prior to 3:00 PM., New York City time, on the Calculation Date for that Interest Determination Date under the heading “Commercial Paper—Nonfinancial.”

The following procedures will be followed if the Commercial Paper Rate cannot be determined as described above:

•	If the above rate is not published in H.15(519) by 3:00 P.M., New York City time, on the Calculation Date, the Commercial Paper Rate will be the Money Market Yield of the rate on that Interest Determination Date for commercial paper having the Index Maturity described in the prospectus supplement or term sheet, as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption “Commercial Paper—Nonfinancial.”

•	If that rate is not published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 PM., New York City time, on the Calculation Date, then the calculation agent will determine the Commercial Paper Rate to be the Money Market Yield of the average of the offered rates of three leading dealers of U.S. dollar commercial paper in New York City (which may include an agent or its affiliates) as of 11:00 A.M., New York City time, on that Interest Determination Date for commercial paper having the Index Maturity described in the prospectus supplement or term sheet placed for an industrial issuer whose bond rating is “Aa,” or the equivalent, from a nationally recognized statistical rating organization. The calculation agent will select the three dealers referred to above.

•	If fewer than three dealers selected by the calculation agent are quoting as mentioned above, the Commercial Paper Rate will remain the Commercial Paper Rate then in effect on that Interest Determination Date.

“Money Market Yield” means a yield (expressed as a percentage) calculated in accordance with the following formula:

Money Market Yield	=	D × 360 360 − (D × M)	×	100

where “D” refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and “M” refers to the actual number of days in the reset period for which interest is being calculated.

LIBOR Notes. The “LIBOR” for any Interest Determination Date is the rate for deposits in the LIBOR Currency having the Index Maturity specified in such pricing supplement or term sheet as such rate is displayed on Reuters on page LIBOR01 (or any other page as may replace such page on such service for the purpose of displaying the London interbank rates of major banks for the designated LIBOR Currency) (“Reuters Page LIBOR01”) as of 11:00 A.M., London time, on such LIBOR Interest Determination Date.

The following procedure will be followed if LIBOR cannot be determined as described above:

•	The calculation agent shall request the principal London offices of each of four major reference banks (which may include affiliates of the agents) in the London interbank market, as selected by the calculation agent to provide the calculation agent with its offered quotation for deposits in the designated LIBOR Currency for the period of the Index Maturity specified in the applicable pricing supplement or term sheet, commencing on the related Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on such LIBOR Interest Determination Date and in a principal amount that is representative for a single transaction in the designated LIBOR Currency in such market at such time. If at least two such quotations are so provided, then LIBOR on such LIBOR Interest Determination Date will be the arithmetic mean calculated by the calculation agent of such quotations. If fewer than two such quotations are so provided, then LIBOR on such LIBOR Interest Determination Date will be the arithmetic mean calculated by the calculation agent of the rates quoted at approximately 11:00 a.m., in the applicable Principal Financial Center (as described above), on such LIBOR Interest Determination Date by three major banks (which may include affiliates of the agents) in such Principal Financial Center selected by the calculation agent for loans in the designated LIBOR Currency to leading European banks, having the Index Maturity specified in the applicable pricing supplement or term sheet and in a principal amount that is representative for a single transaction in the designated LIBOR Currency in such market at such time; provided, however, that if the banks so selected by the calculation agent are not quoting as mentioned in this sentence, LIBOR determined as of such LIBOR Interest Determination Date shall be LIBOR in effect on such LIBOR Interest Determination Date.

“LIBOR Currency” means the currency specified in the applicable prospectus supplement or term sheet as to which LIBOR shall be calculated or, if no such currency is specified in the applicable prospectus supplement or term sheet, U.S. dollars.

EURIBOR Notes. The “EURIBOR” for any Interest Determination Date is the offered rate for deposits in euro having the Index Maturity specified in the applicable pricing supplement or term sheet, beginning on the second TARGET Business Day after such EURIBOR Interest Determination Date, as that rate appears on Reuters Page EURIBOR 01 as of 11:00 A.M., Brussels time, on such EURIBOR Interest Determination Date.

The following procedure will be followed if EURIBOR cannot be determined as described above:

•	EURIBOR will be determined on the basis of the rates, at approximately 11:00 A.M., Brussels time, on such EURIBOR Interest Determination Date, at which deposits of the following kind are offered to prime banks in the euro-zone interbank market by the principal euro-zone office of each of four major banks in that market selected by the calculation agent: euro deposits having such EURIBOR Index Maturity, beginning on such EURIBOR Interest Reset Date, and in a representative amount. The calculation agent will request that the principal euro-zone office of each of these banks provide a quotation of its rate. If at least two quotations are provided, EURIBOR for such EURIBOR Interest Determination Date will be the arithmetic mean of the quotations.

•	If fewer than two quotations are provided as described above, EURIBOR for such EURIBOR Interest Determination Date will be the arithmetic mean of the rates for loans of the following kind to leading euro-zone banks quoted, at approximately 11:00 A.M., Brussels time on that Interest Determination Date, by three major banks in the euro-zone selected by the calculation agent: loans of euro having such EURIBOR Index Maturity, beginning on such EURIBOR Interest Reset Date, and in an amount that is representative of a single transaction in euro in that market at the time.

•	If fewer than three banks selected by the calculation agent are quoting as described above, EURIBOR for the new interest period will be EURIBOR in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

Federal Funds Rate Notes. The “Federal Funds Rate” will be calculated by reference to either the “Federal Funds (Effective) Rate”, the “Federal Funds Open Rate” or the “Federal Funds Target Rate”, as specified in the applicable pricing supplement or term sheet. The Federal Funds Rate is the rate determined by the calculation agent, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the Federal Funds Rate (a “Federal Funds Rate Interest Determination Date”), in accordance with the following provisions:

•	If Federal Funds (Effective) Rate is the specified Federal Funds Rate in the applicable pricing supplement or term sheet, the Federal Funds Rate as of the applicable Federal Funds Rate Interest Determination Date shall be the rate with respect to such date for United States dollar federal funds as published in H.15(519) opposite the caption “Federal funds (effective),” as such rate is displayed on Reuters on page FEDFUNDS1 (or any other page as may replace such page on such service) (“Reuters Page FEDFUNDS1”) under the heading “EFFECT,” or, if such rate is not so published by 3:00 P.M., New York City time, on the calculation date, the rate with respect to such Federal Funds Rate Interest Determination Date for United States dollar federal funds as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption “Federal funds (effective).”

•	The following procedure will be followed if “Federal Funds (Effective) Rate” is the specified Federal Funds Rate in the applicable pricing supplement or term sheet and such Federal Funds Rate cannot be determined as described above. The Federal Funds Rate with respect to such Federal Funds Rate Interest Determination Date shall be calculated by the calculation agent and will be the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of U.S. dollar federal funds transactions in New York City (which may include the agents or their affiliates) selected by the calculation agent, prior to 9:00 A.M., New York City time, on the Business Day following such Federal Funds Rate Interest Determination Date; provided, however, that if the brokers so selected by the calculation agent are not quoting as mentioned in this sentence, the Federal Funds Rate determined as of such Federal Funds Rate Interest Determination Date will be the Federal Funds Rate in effect on such Federal Funds Rate Interest Determination Date.

•	If Federal Funds Open Rate is the specified Federal Funds Rate in the applicable pricing supplement or term sheet, the Federal Funds Rate as of the applicable Federal Funds Rate Interest Determination Date shall be the rate on such date under the heading “Federal Funds” for the relevant Index Maturity and opposite the caption “Open” as such rate is displayed on Reuters on page 5 (or any other page as may replace such page on such service) (“Reuters Page 5”), or, if such rate does not appear on Reuters Page 5 by 3:00 P.M., New York City time, on the calculation date, the Federal Funds Rate for the Federal Funds Rate Interest Determination Date will be the rate for that day displayed on FFPREBON Index page on Bloomberg L.P.

(“Bloomberg”), which is the Fed Funds Opening Rate as reported by Prebon Yamane (or a successor) on Bloomberg.

•	The following procedure will be followed if “Federal Funds Open Rate” is the specified Federal Funds Rate in the applicable pricing supplement or term sheet and such Federal Funds Rate cannot be determined as described above. The Federal Funds Rate on such Federal Funds Rate Interest Determination Date shall be calculated by the calculation agent and will be the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of United States dollar federal funds transactions in New York City (which may include the agents or their affiliates) selected by the calculation agent prior to 9:00 A.M., New York City time, on such Federal Funds Rate Interest Determination Date; provided, however, that if the brokers so selected by the calculation agent are not quoting as mentioned in this sentence, the Federal Funds Rate determined as of such Federal Funds Rate Interest Determination Date will be the Federal Funds Rate in effect on such Federal Funds Rate Interest Determination Date.

•	If Federal Funds Target Rate is the specified Federal Funds Rate in the applicable pricing supplement or term sheet, the Federal Funds Rate as of the applicable Federal Funds Rate Interest Determination Date shall be the rate on such date as displayed on the FDTR Index page on Bloomberg. If such rate does not appear on the FDTR Index page on Bloomberg by 3:00 P.M., New York City time, on the calculation date, the Federal Funds Rate for such Federal Funds Rate Interest Determination Date will be the rate for that day appearing on Reuters Page USFFTARGET= (or any other page as may replace such page on such service) (“Reuters Page USFFTARGET=”).

•	The following procedure will be followed if “Federal Funds Target Rate” is the specified Federal Funds Rate in the applicable pricing supplement or term sheet and such Federal Funds Rate cannot be determined as described above. The Federal Funds Rate on such Federal Funds Rate Interest Determination Date shall be calculated by the calculation agent and will be the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of United States dollar federal funds transactions in New York City (which may include the agents or their affiliates) selected by the calculation agent prior to 9:00 A.M., New York City time, on such Federal Funds Rate Interest Determination Date.

Prime Rate Notes. The “Prime Rate” for any Interest Determination Date is the rate on that date, as published in H.15(519) by 3:00 P.M., New York City time, on the Calculation Date for that Interest Determination Date under the heading “Bank Prime Loan” or, if not published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on such Interest Determination Date as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption “Bank Prime Loan.”

The following procedures will be followed if the Prime Rate cannot be determined as described above:

•	If the rate is not published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 PM., New York City time, on the Calculation Date, then the calculation agent will determine the Prime Rate to be the average of the rates of interest publicly announced by each bank that appears on the Reuters Screen designated as “US PRIME 1 Page” as that bank’s prime rate or base lending rate in effect as of 11:00 A.M., New York City time on that Interest Determination Date.

•	If fewer than four rates appear on the Reuters Page US PRIME 1 on the Interest Determination Date, then the Prime Rate will be the average of the prime rates or base lending rates quoted (on the basis of the actual number of days in the year divided by a 360-day year) as of the close of business on the Interest Determination Date by three major banks, which may include an agent or its affiliates, in the City of New York selected by the calculation agent.

•	If the banks selected by the calculation agent are not quoting as mentioned above, the Prime Rate will remain the Prime Rate then in effect on the Interest Determination Date.

“Reuters Page US PRIME 1” means the display on Reuters (or any successor service) on the “US PRIME 1 Page” (or such other page as may replace the US PRIME 1 Page on such service) for the purpose of displaying prime rates or base lending rates of major United States banks.

Treasury Rate Notes. The “Treasury Rate” for any Interest Determination Date is the rate from the auction of direct obligations of the United States (“Treasury bills”) having the Index Maturity specified in such pricing supplement or term sheet under the caption “INVEST RATE” on the display on Reuters page USAUCTION10 (or any other page as may replace such page on such service) or page USAUCTION11 (or any other page as may replace such page on such service) or, if not so published at 3:00 P.M., New York City time, on the related calculation date, the bond equivalent yield (as defined below) of the rate for such treasury bills as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption “U.S. Government Securities/Treasury Bills/Auction High.” If such rate is not so published in the related H.15 Daily Update or another recognized source by 3:00 P.M., New York City time, on the related calculation date, the Treasury Rate on such Treasury Rate Interest Determination Date shall be the bond equivalent yield of the auction rate of such Treasury bills as announced by the United States Department of the Treasury. In the event that such auction rate is not so announced by the United States Department of the Treasury on such calculation date, or if no such auction is held, then the Treasury Rate on such Treasury Rate Interest Determination Date shall be the bond equivalent yield of the rate on such Treasury Rate Interest Determination Date of Treasury bills having the Index Maturity specified in the applicable pricing supplement or term sheet as published in H.15(519) under the caption “U.S. government securities/treasury bills/secondary market” or, if not yet published by 3:00 P.M., New York City time, on the related calculation date, the rate on such Treasury Rate Interest Determination Date of such treasury bills as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption “U.S. government securities/treasury bills (secondary market).” If such rate is not yet published in the H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the related calculation date, then the Treasury Rate on such Treasury Rate Interest Determination Date shall be calculated by the calculation agent and shall be the bond equivalent yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on such Treasury Rate Interest Determination Date, of the three leading primary United States government securities dealers (which may include the agents or their affiliates) selected by the calculation agent, for the issue of Treasury bills with a remaining maturity closest to the Index Maturity specified in the applicable pricing supplement or term sheet; provided, however, that if the dealers so selected by the calculation agent are not quoting as mentioned in this sentence, the Treasury Rate determined as of such Treasury

Rate Interest Determination Date will be the Treasury Rate in effect on such Treasury Rate Interest Determination Date.

“bond equivalent yield” means a yield calculated in accordance with the following formula and expressed as a percentage:

bond equivalent yield	=	D × 360 360 − (D × M)	×	100

where “D” refers to the applicable per annum rate for Treasury bills quoted on a bank discount basis and expressed as a decimal, “N” refers to the number of days in the year, either 365 or 366, as the case may be, and “M” refers to the actual number of days in the interest reset period for which interest is being calculated.

CMT Rate Notes. The “CMT Rate” for any Interest Determination Date is as follows:

•	If “Reuters Page FRBCMT” is the specified CMT Reuters Page in the applicable pricing supplement or term sheet, the CMT Rate on the CMT Rate Interest Determination Date shall be a percentage equal to the yield for United States Treasury securities at “constant maturity” having the Index Maturity specified in the applicable pricing supplement or term sheet as set forth in H.15(519) under the caption “Treasury constant maturities,” as such yield is displayed on Reuters (or any successor service) on page FRBCMT (or any other page as may replace such page on such service) (“Reuters Page FRBCMT”) for such CMT Rate Interest Determination Date.

•	If such rate does not appear on Reuters Page FRBCMT, the CMT Rate on such CMT Rate Interest Determination Date shall be a percentage equal to the yield for United States Treasury securities at “constant maturity” having the Index Maturity specified in the applicable pricing supplement or term sheet and for such CMT Rate Interest Determination Date as set forth in H.15(519) under the caption “Treasury constant maturities.”

•	If such rate does not appear in H.15(519), the CMT Rate on such CMT Rate Interest Determination Date shall be the rate for the period of the Index Maturity specified in the applicable pricing supplement or term sheet as may then be published by either the Federal Reserve Board or the United States Department of the Treasury that the calculation agent determines to be comparable to the rate that would otherwise have been published in H.15(519).

•	If the Federal Reserve Board or the United States Department of the Treasury does not publish a yield on United States Treasury securities at “constant maturity” having the Index Maturity specified in the applicable pricing supplement or term sheet for such CMT Rate Interest Determination Date, the CMT Rate on such CMT Rate Interest Determination Date shall be calculated by the calculation agent and shall be a yield-to-maturity based on the arithmetic mean of the secondary market bid prices at approximately 3:30 P.M., New York City time, on such CMT Rate Interest Determination Date of three leading primary United States government securities dealers in New York City (which may include the agents or their affiliates) (each, a “reference dealer”) selected by the calculation agent from five such reference dealers selected by the calculation agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest) for United States Treasury securities with an original maturity equal to the Index Maturity specified in the applicable pricing supplement or term sheet, a remaining term to maturity no more than one year shorter than such Index Maturity and in a principal amount that is representative for a single transaction in such securities in such market at such time. If fewer than three prices are provided as requested, the CMT Rate on such CMT Rate Interest Determination Date shall be calculated by the calculation agent and shall be a yield-to-maturity based on the arithmetic mean of the secondary market bid prices as of approximately 3:30 P.M., New York City time, on such CMT Rate Interest Determination Date of three reference dealers selected by the calculation agent from five such reference dealers selected by the calculation agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest) for United States Treasury securities with an original maturity greater than the Index Maturity specified in the applicable pricing supplement or term sheet, a remaining term to maturity closest to such Index Maturity and in a principal amount that is representative for a single transaction in such securities in such market at such time. If two such United States Treasury securities with an original maturity greater than the Index Maturity specified in the applicable pricing supplement or term sheet have remaining terms to maturity equally close to such Index Maturity, the quotes for the treasury security with the shorter original term to maturity will be used. If fewer than five but more than two such prices are provided as requested, the CMT Rate on such CMT Rate Interest Determination Date shall be calculated by the calculation agent and shall be based on the arithmetic mean of the bid prices obtained and neither the highest nor the lowest of such quotations shall be eliminated; provided, however, that if fewer than three such prices are provided as requested, the CMT Rate determined as of such CMT Rate Interest Determination Date shall be the CMT Rate in effect on such CMT Rate Interest Determination Date.

•	If “Reuters Page FEDCMT” is the specified CMT Reuters Page in the applicable pricing supplement or term sheet, the CMT Rate on the CMT Rate Interest Determination Date shall be a percentage equal to the one-week or one-month, as specified in the applicable pricing supplement or term sheet, average yield for United States Treasury securities at “constant maturity” having the Index Maturity specified in the applicable pricing supplement or term sheet as set forth in H.15(519) opposite the caption “Treasury Constant Maturities,” as such yield is displayed on Reuters on page FEDCMT (or any other page as may replace such page on such service) (“Reuters Page FEDCMT”) for the week or month, as applicable, ended immediately preceding the week or month, as applicable, in which such CMT Rate Interest Determination Date falls.

•	If such rate does not appear on Reuters Page FEDCMT, the CMT Rate on such CMT Rate Interest Determination Date shall be a percentage equal to the one-week or one-month, as specified in the applicable pricing supplement or term sheet, average yield for United States Treasury securities at “constant maturity” having the Index Maturity specified in the applicable pricing supplement or term sheet for the week or month, as applicable, preceding such CMT Rate Interest Determination Date as set forth in H.15(519) opposite the caption “Treasury Constant Maturities.”

•	If such rate does not appear in H.15(519), the CMT Rate on such CMT Rate Interest Determination Date shall be the one-week or one-month, as specified in the applicable pricing supplement or term sheet, average yield for United States Treasury securities at “constant maturity” having the Index Maturity specified in the applicable pricing supplement or term sheet as otherwise announced by the Federal Reserve Bank of New York for the week or month, as applicable, ended immediately preceding the week or month, as applicable, in which such CMT Rate Interest Determination Date falls.

•	If the Federal Reserve Bank of New York does not publish a one-week or one-month, as specified in the applicable pricing supplement or term sheet, average yield on United States Treasury securities at “constant maturity” having the Index Maturity specified in the applicable pricing supplement or term sheet for the applicable week or month, the CMT Rate on such CMT Rate Interest Determination Date shall be calculated by the calculation agent and shall be a yield-to-maturity based on the arithmetic mean of the secondary market bid prices at approximately 3:30 P.M., New York City time, on such CMT Rate Interest Determination Date of three reference dealers selected by the calculation agent from five such reference dealers selected by the calculation agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest) for United States Treasury securities with an original maturity equal to the Index Maturity specified in the applicable pricing supplement or term sheet, a remaining term to maturity of no more than one year shorter than such Index Maturity and in a principal amount that is representative for a single transaction in such securities in such market at such time. If fewer than five but more than two such prices are provided as requested, the CMT Rate on such CMT Rate Interest Determination Date shall be the rate on the CMT Rate Interest Determination Date calculated by the calculation agent based on the arithmetic mean of the bid prices obtained and neither the highest nor the lowest of such quotation shall be eliminated. If fewer than three prices are provided as requested, the CMT Rate on such CMT Rate Interest Determination Date shall be calculated by the calculation agent and shall be a yield-to-maturity based on the arithmetic mean of the secondary market bid prices as of approximately 3:30 P.M., New York City time, on such CMT Rate Interest Determination Date of three reference dealers selected by the calculation agent from five such reference dealers selected by the calculation agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest) for United States Treasury securities with an original maturity longer than the Index Maturity specified in the applicable pricing supplement or term sheet, a remaining term to maturity closest to such Index Maturity and in a principal amount that is representative for a single transaction in such securities in such market at such time. If two United States Treasury securities with an original maturity greater than the Index Maturity specified in the applicable pricing supplement or term sheet have remaining terms to maturity equally close to such Index Maturity, the quotes for the Treasury security with the shorter original term to maturity will be used. If fewer than five but more than two such prices are provided as requested, the CMT Rate on such CMT Rate Interest Determination Date shall be the rate on the CMT Rate Interest Determination Date calculated by the calculation agent based on the arithmetic mean of the bid prices obtained and neither the highest nor lowest of such quotations shall be eliminated; provided, however, that if fewer than three such prices are provided as requested, the CMT Rate determined as of such CMT Rate Determination Date shall be the CMT Rate in effect on such CMT Rate Interest Determination Date.

Eleventh District Cost of Funds Rate Notes. The “Eleventh District Cost of Funds Rate” for any Interest Determination Date is the rate equal to the monthly weighted average cost of funds for the calendar month preceding the Interest Determination Date as displayed on Reuters Page COFI/ARMS (or any other page as may replace that specified page on that service) as of 11:00 A.M., San Francisco time, on the Calculation Date for that Interest Determination Date under the caption “11th District.”

The following procedures will be used if the Eleventh District Cost of Funds Rate cannot be determined as described above:

•	If the rate is not displayed on the relevant page as of 11:00 A.M., San Francisco time, on the Calculation Date, then the Eleventh District Cost of Funds Rate will be the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District, as announced by the Federal Home Loan Bank of San Francisco, as the cost of funds for the calendar month preceding the date of announcement.

•	If no announcement was made relating to the calendar month preceding the Interest Determination Date, the Eleventh District Cost of Funds Rate will remain the Eleventh District Cost of Funds Rate then in effect on the Interest Determination Date.

Indexed notes

We may issue debt securities for which the amount of interest or principal that you will receive will not be known on your date of purchase. Interest or principal payments for these types of debt securities, which we call “Indexed Notes,” are determined by reference to securities, financial or non-financial indices, currencies, commodities, interest rates, or a composite or baskets of any or all of the above. Examples of indexed items that may be used include a published stock index, the common stock price of a publicly traded company, the value of the U.S. dollar versus the Japanese yen, or the price of a barrel of West Texas intermediate crude oil.

If you purchase an Indexed Note, you may receive a principal amount at maturity that is greater than or less than the Note’s face amount, and an interest rate that is greater than or less than the interest rate that you would have earned if you had instead purchased a conventional debt security issued by us at the same time with the same maturity. The amount of interest and principal that you will receive will depend on the structure of the Indexed Note and the level of the specified indexed item throughout the term of the Indexed Note and at maturity. Specific information pertaining to the method of determining the interest payments and the principal amount will be described in the prospectus supplement or term sheet, as well as additional risk factors unique to the Indexed Note, certain historical information for the specified indexed item and certain additional United States federal tax considerations.

Renewable notes

We may issue Renewable Notes (“Renewable Notes”) which are debt securities that will automatically renew at their stated maturity date unless the holder of a Renewable Note elects to terminate the automatic extension feature by giving notice in the manner described in the related prospectus supplement or term sheet.

The holder of a Renewable Note must give notice of termination at least 15 but not more than 30 days prior to a Renewal Date. The holder of a Renewable Note may terminate the automatic extension for less than all of its Renewable Notes only if the terms of the Renewable Note specifically permit partial termination. An election to terminate the automatic extension of any portion of the Renewable Note is not revocable and will be binding on the holder of the Renewable Note. If the holder elects to terminate the automatic extension of the maturity of the Note, the holder will become entitled to the principal and interest accrued up to the Renewal Date. The related prospectus supplement or term sheet will identify a stated maturity date beyond which the Maturity Date cannot be renewed.

If a Renewable Note is represented by a Global Security, DTC or its nominee will be the holder of the Note and therefore will be the only entity that can exercise a right to terminate the automatic extension of a Note. In order to ensure that DTC or its nominee will exercise a right to terminate the automatic extension provisions of a particular Renewable Note, the beneficial owner of the Note must instruct the broker or other DTC participant through which it holds an interest in the Note to notify DTC of its desire to terminate the automatic extension of the Note. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other participant through which it holds an interest in a Note to ascertain the cut-off time by which an instruction must be given for delivery of timely notice to DTC or its nominee.

Extendible notes

We may issue Notes whose stated Maturity Date may be extended at our option (an “Extendible Note”) for one or more whole-year periods (each, an “Extension Period”), up to but not beyond a stated maturity date described in the related prospectus supplement or term sheet (but not to exceed 30 years from the date of issue).

We may exercise our option to extend the Extendible Note by notifying the applicable Trustee (or any duly appointed paying agent) at least 45 but not more than 60 days prior to the then effective Maturity Date. If we elect to extend the Extendible Note, the Trustee (or paying agent) will mail (at least 40 days prior to the Maturity Date) to the registered holder of the Extendible Note a notice (an “Extension Notice”) informing the holder of our election, the new Maturity Date and any updated terms. Upon the mailing of the Extension Notice, the maturity of that Extendible Note will be extended automatically as set forth in the Extension Notice.

However, we may, not later than 20 days prior to the Maturity Date of an Extendible Note (or, if that date is not a Business Day, prior to the next Business Day), at our option, establish a higher interest rate, in the case of a Fixed Rate Note, or a higher Spread and/or Spread Multiplier, in the case of a Floating Rate Note, for the Extension Period by mailing or causing the applicable Trustee (or paying agent) to mail notice of such higher interest rate or higher Spread and/or Spread Multiplier to the holder of the Note. The notice will be irrevocable.

If we elect to extend the maturity of an Extendible Note, the holder of the Note will have the option to instead elect repayment of the Note by us on the then effective Maturity Date. In order for an Extendible Note to be so repaid on the Maturity Date, we must receive, at least 15 days but not more than 30 days prior to the Maturity Date:

(1) the Extendible Note with the form “Option to Elect Repayment” on the reverse of the Note duly completed; or

(2) a facsimile transmission, telex or letter from a member of a national securities exchange or the National Association of Securities Dealers, Inc. (the “NASD”) or a commercial bank or trust company in the United States setting forth the name of the holder of the Extendible Note, the principal amount of the Note, the principal amount of the Note to be repaid, the certificate number or a description of the tenor and terms of the Note, a statement that the option to elect repayment is being exercised thereby and a guarantee that the Note be repaid, together with the duly completed form entitled “Option to Elect Repayment” on the reverse of the Note, will be received by the applicable Trustee (or paying agent) not later than the fifth Business Day after the date of the facsimile transmission, telex or letter; provided, however; that the facsimile transmission, telex or letter will only be effective if the

Note and form duly completed are received by the applicable Trustee (or paying agent) by that fifth Business Day. The option may be exercised by the holder of an Extendible Note for less than the aggregate principal amount of the Note then outstanding if the principal amount of the Note remaining outstanding after repayment is an authorized denomination.

If an Extendible Note is represented by a Global Security, DTC or its nominee will be the holder of that Note and therefore will be the only entity that can exercise a right to repayment. To ensure that DTC or its nominee timely exercises a right to repayment with respect to a particular Extendible Note, the beneficial owner of that Note must instruct the broker or other participant through which it holds an interest in the Note to notify DTC of its desire to exercise a right of repayment. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other participant through which it holds an interest in an Extendible Note to determine the cut-off time by which an instruction must be given for timely notice to be delivered to DTC or its nominee.

Global securities

What Is a Global Security? As noted above, we usually will issue debt securities as registered securities in book-entry form only. A global security represents one or any other number of individual debt securities. Generally, all debt securities represented by the same global securities will have the same terms.

Each debt security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement or term sheet, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all debt securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under “Special Situations when a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all debt securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that has an account with the depositary. Thus, an investor whose security is represented by a global security will not be a holder of the debt security, but only an indirect holder of a beneficial interest in the global security.

Special Considerations for Global Securities. As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. The depositary that holds the global security will be considered the holder of the debt securities represented by the global security.

If debt securities are issued only in the form of a global security, an investor should be aware of the following:

•	An investor cannot cause the debt securities to be registered in his or her name, and cannot obtain certificates for his or her interest in the debt securities, except in the special situations we describe below.

•	An investor will be an indirect holder and must look to his or her own bank or broker for payments on the debt securities and protection of his or her legal rights relating to the debt securities, as we describe under “Issuance of Securities in Registered Form” above.

•	An investor may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their securities in non-book-entry form.

•	An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the debt securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective.

•	The depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security. We and the trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way.

•	If we redeem less than all the debt securities of a particular series being redeemed, DTC’s practice is to determine by lot the amount to be redeemed from each of its participants holding that series.

•	An investor is required to give notice of exercise of any option to elect repayment of its debt securities, through its participant, to the applicable trustee and to deliver the related debt securities by causing its participant to transfer its interest in those debt securities, on DTC’s records, to the applicable trustee.

•	DTC requires that those who purchase and sell interests in a global security deposited in its book-entry system use immediately available funds. Your broker or bank may also require you to use immediately available funds when purchasing or selling interests in a global security.

•	Financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the debt securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When a Global Security Will Be Terminated. In a few special situations described below, a global security will be terminated and interests in it will be exchanged for certificates in non-book-entry form (certificated securities). After that exchange, the choice of whether to hold the certificated debt securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders. We have described the rights of holders and street name investors under “Holders of Registered Debt Securities” above.

The special situations for termination of a global security are as follows:

•	if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security, and we do not appoint another institution to act as depositary within 60 days,

•	if we notify the trustee that we wish to terminate that global security, or

•	if an event of default has occurred with regard to the debt securities represented by that global security and has not been cured or waived; we discuss defaults later under “Events of Default.”

The prospectus supplement or term sheet may list situations for terminating a global security that would apply only to the particular series of debt securities covered by the prospectus supplement or term sheet. If a global security is terminated, only the depositary, and not we or the applicable trustee, is responsible for deciding the names of the institutions in whose names the debt securities represented by the global security will be registered and, therefore, who will be the holders of those debt securities.

Payment and paying agents

We will pay interest to the person listed in the trustee’s records as the owner of the debt security at the close of business on a particular day in advance of each due date for interest, even if that person no longer owns the debt security on the interest due date. That day, usually about two weeks in advance of the interest due date, is called the “record date.” Because we will pay all the interest for an interest period to the holders on the record date, holders buying and selling debt securities must work out between themselves the appropriate purchase price. The most common manner is to adjust the sales price of the debt securities to prorate interest fairly between buyer and seller based on their respective ownership periods within the particular interest period. This prorated interest amount is called “accrued interest.”

Payments on Global Securities. We will make payments on a global security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will make payments directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interests in the global security. An indirect holder’s right to those payments will be governed by the rules and practices of the depositary and its participants, as described under “What Is a Global Security?”.

Payments on Certificated Securities. We will make payments on a certificated debt security as follows. We will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder at his or her address shown on the trustee’s records as of the close of business on the regular record date. We will make all payments of principal and premium, if any, by check at the office of the applicable trustee in New York, New York and/or at other offices that may be specified in the prospectus supplement or term sheet or in a notice to holders, against surrender of the debt security.

Alternatively, if the holder asks us to do so, we will pay any amount that becomes due on the debt security by wire transfer of immediately available funds to an account at a bank in New York City, on the due date. To request payment by wire, the holder must give the applicable trustee or other paying agent appropriate transfer instructions at least 15 Business Days before the requested wire payment is due. In the case of any interest payment due on an interest payment date, the instructions must be given by the person who is the holder on the relevant regular record date. Any wire instructions, once properly given, will remain in effect unless and until new instructions are given in the manner described above.

Payment When Offices Are Closed. If any payment is due on a debt security on a day that is not a Business Day, we will make the payment on the next day that is a Business Day. Payments made on the next Business Day in this situation will be treated under the indenture as if they were made on the original due date, except as otherwise indicated in the attached prospectus supplement or term sheet. Such payment will not result in a default under any debt security or the indenture, and no interest will accrue on the payment amount from the original due date to the next day that is a Business Day.

Material covenants

Consolidation, Merger, Sale or Conveyance. The indenture provides that AAM Inc. or Holdings may not consolidate with or merge into any other entity or convey, transfer or lease their properties and assets substantially as an entirety to any entity, unless:

•	the successor or transferee entity, if other than AAM Inc. or Holdings, as the case may be, is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia and expressly assumes by a supplemental indenture executed and delivered to the trustee, in form reasonably satisfactory to the trustee, the due and punctual payment of the principal of, any premium on and any interest on, all the outstanding debt securities and the performance of every covenant and obligation in the indenture to be performed or observed by AAM Inc. or Holdings, as the case may be;

•	immediately after giving effect to the transaction, no Event of Default, as defined in the indenture, and no event which, after notice or lapse of time or both, would become an Event of Default, has happened and is continuing; and

•	AAM Inc. or Holdings, as the case may be, has delivered to the trustee an officers’ certificate and an opinion of counsel, each in the form required by the indenture and stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the foregoing provisions relating to such transaction.

In case of any such consolidation, merger, conveyance or transfer, the successor entity will succeed to and be substituted for AAM Inc. or Holdings, as the case may be, as obligor or guarantor on the debt securities, as the case may be, with the same effect as if it had been named in the indenture as AAM Inc. or Holdings, as the case may be.

Limitation on Liens. AAM Inc. and Holdings will not, and will not permit any Restricted Subsidiary to, create, incur, issue, assume or guarantee any indebtedness for money borrowed (“Debt”) secured by a Mortgage upon any Operating Property, or upon shares of capital stock or Debt issued by any Restricted Subsidiary and owned by AAM Inc. or Holdings or any Restricted Subsidiary, whether owned at the date of the indenture or thereafter acquired, without effectively providing concurrently that the debt securities of each series then outstanding under the indenture are secured equally and ratably with or, at our option, prior to such Debt so long as such Debt shall be so secured.

The foregoing restriction shall not apply to, and there shall be excluded from Debt in any computation under such restriction, Debt secured by:

(1) Mortgages on any property existing at the time of the acquisition thereof;

(2) Mortgages on property of a corporation existing at the time such corporation is merged into or consolidated with our company or Holdings or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of such corporation (or a division thereof) as an entirety or substantially as an entirety to us, Holdings or a Restricted Subsidiary, provided that any such Mortgage does not extend to any property owned by us,

Holdings or any Restricted Subsidiary immediately prior to such merger, consolidation, sale, lease or disposition;

(3) Mortgages on property of a corporation existing at the time such corporation becomes a Restricted Subsidiary;

(4) Mortgages in favor of our company, Holdings or a Restricted Subsidiary;

(5) Mortgages to secure all or part of the cost of acquisition, construction, development or improvement of the underlying property, or to secure debt incurred to provide funds for any such purpose, provided that the commitment of the creditor to extend the credit secured by any such Mortgage shall have been obtained no later than 360 days after the later of (a) the completion of the acquisition, construction, development or improvement of such property or (b) the placing in operation of such property;

(6) Mortgages in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision thereof, to secure partial, progress, advance or other payments; and

(7) Mortgages existing on the date of the indenture or any extension, renewal, replacement or refunding of any Debt secured by a Mortgage existing on the date of the indenture or referred to in clauses (1) to (3) or (5), provided that any such extension, renewal, replacement or refunding of such Debt shall be created within 360 days of repaying the Debt secured by the Mortgage referred to in clauses (1) to (3) or (5) and the principal amount of the Debt secured thereby and not otherwise authorized by clauses (1) to (3) or (5) shall not exceed the principal amount of Debt, plus any premium or fee payable in connection with any such extension, renewal, replacement or refunding, so secured at the time of such extension, renewal, replacement or refunding.

Notwithstanding the restrictions described above, AAM Inc., Holdings and any Restricted Subsidiaries may create, incur, issue, assume or guarantee Debt secured by Mortgages without equally and ratably securing the debt securities of each series then outstanding if, at the time of such creation, incurrence, issuance, assumption or guarantee, after giving effect thereto and to the retirement of any Debt which is concurrently being retired, the aggregate amount of all such Debt secured by Mortgages which would otherwise be subject to such restrictions (other than any Debt secured by Mortgages permitted as described in clauses (1) through (7) of the immediately preceding paragraph) plus all Attributable Debt of AAM Inc, Holdings and the Restricted Subsidiaries in respect of Sale and Leaseback Transactions with respect to Operating Properties (with the exception of such transactions which are permitted under clauses (1) through (4) of the first sentence of the first paragraph under “—Limitation on Sale and Leaseback Transactions” below) does not exceed 10% of Consolidated Net Tangible Assets.

“Consolidated Tangible Assets” means the aggregate of all assets of Holdings (including the value of all existing Sale and Leaseback Transactions and any assets resulting from the capitalization of other long-term lease obligations in accordance with GAAP) appearing on the most recent available consolidated balance sheet of Holdings at their net book values, after deducting related depreciation, applicable allowances and other properly deductible items, and after deducting all goodwill, trademarks, tradenames, patents, unamortized debt discount and expenses and other like intangibles, all prepared in accordance with GAAP.

“Consolidated Current Liabilities” means the aggregate of the current liabilities of Holdings appearing on the most recent available consolidated balance sheet of Holdings, all in accordance with GAAP. In no event shall Consolidated Current Liabilities include any obligation of Holdings or its Subsidiaries issued under a revolving credit or similar agreement if the obligation issued under such agreement matures by its terms within 12 months from the date thereof but by the terms of such agreement such obligation may be renewed or extended or the amount thereof reborrowed or refunded at the option of Holdings, our company or any Subsidiary for a term in excess of 12 months from the date of determination.

“Consolidated Net Tangible Assets” means Consolidated Tangible Assets after deduction of Consolidated Current Liabilities.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession which are in effect on the Issue Date.

“Mortgage” means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, security interest, lien, encumbrance, or any other security arrangement of any kind or nature whatsoever on or with respect to such property or assets (including any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

“Operating Property” means any real property or equipment located in the United States owned by, or leased to, AAM Inc., Holdings or any Subsidiary that has a market value in excess of 1.0% of Consolidated Net Tangible Assets.

“Person” means any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Restricted Subsidiary” means any Subsidiary (excluding AAM Inc.) that owns Operating Property.

“Sale and Leaseback Transaction” means any arrangement with any Person providing for the leasing to AAM Inc., Holdings or any Subsidiary of any Operating Property, which Operating Property has been or is to be sold or transferred by AAM Inc., Holdings or such Subsidiary to such Person.

“Subsidiary” means any corporation of which at least a majority of the outstanding stock having by the terms thereof ordinary voting power for the election of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned by AAM Inc. or Holdings, or by one or more other Subsidiaries, or by AAM Inc. or Holdings and one or more other Subsidiaries.

Limitation on Sale and Leaseback Transactions. AAM Inc. and Holdings will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any Operating Property unless:

(1) the Sale and Leaseback Transaction is solely with our company, Holdings or another Restricted Subsidiary;

(2) the lease is for a period not in excess of twenty-four months, including renewals;

(3) our company, Holdings or such Restricted Subsidiary would (at the time of entering into such arrangement) be entitled as described in clauses (1) through (7) of the second paragraph under the heading “—Limitation on Liens,” without equally and ratably securing the debt securities then outstanding under the indenture, to create, incur, issue, assume or guarantee Debt secured by a Mortgage on such Operating Property in the amount of the Attributable Debt arising from such Sale and Leaseback Transaction;

(4) our company, Holdings or such Restricted Subsidiary within 360 days after the sale of such Operating Property in connection with such Sale and Leaseback Transaction is completed, applies an amount equal to the greater of (A) the net proceeds of the sale of such Operating Property or (B) the fair market value of such Operating Property to (i) the retirement of debt securities, other Funded Debt of our company or Holdings ranking on a parity with the debt securities or Funded Debt of a Restricted Subsidiary or (ii) the purchase of Operating Property; or

(5) the Attributable Debt of our company, Holdings and our Restricted Subsidiaries in respect of such Sale and Leaseback Transaction and all other Sale and Leaseback Transactions entered into after the date of the indenture (other than any such Sale and Leaseback Transaction as would be permitted as described in clauses (1) through (4) of this sentence), plus the aggregate principal amount of Debt secured by Mortgages on Operating Properties then outstanding (not including any such Debt secured by Mortgages described in clauses (1) through (7) of the second paragraph under the heading “—Limitation on Liens”) which do not equally and ratably secure such outstanding debt securities (or secure such outstanding debt securities on a basis that is prior to other Debt secured thereby), would not exceed 10% of Consolidated Tangible Net Assets.

“Attributable Debt” in respect of any Sale and Leaseback Transaction, means, as of the time of determination, the total obligation (discounted to present value at the rate per annum equal to the discount rate which would be applicable to a capital lease obligation with like term in accordance with GAAP) of the lessee for rental payments (other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the remaining portion of the initial term of the lease included in such Sale and Leaseback Transaction.

“Funded Debt” means all Debt having a maturity of more than 12 months from the date as of which the determination is made or having a maturity of 12 months or less but by its terms being renewable or extendable beyond 12 months from such date at the option of the borrower, but excluding any such Debt owed to our company, Holdings or a Subsidiary.

Events of default

An event of default is defined in the indenture as:

(a) default for 30 days in payment of any interest on the debt securities (including additional interest under the registration rights agreement described below) when it becomes due and payable;

(b) default in payment of principal of or any premium on the debt securities at maturity or redemption price when the same becomes due and payable;

(c) default by us or Holdings in the performance of any other covenant contained in the indenture for the benefit of the debt securities that has not been remedied by the end of a period of 60 days after notice is given as specified in the indenture;

(d) the guarantee of Holdings ceases to be in full force and effect or is declared null and void or Holdings denies that it has any further liability under its guarantee to the note holders, or has given notice to such effect (other than by reason of the termination of the indenture or the release of such guarantee in accordance with the indenture), and such condition shall have continued for a period of 30 days after notice is given as specified in the indenture;

(e) default in the payment of principal when due or resulting in acceleration of other indebtedness of AAM Inc., Holdings or any Significant Subsidiary for borrowed money where the aggregate principal amount with respect to which the default or acceleration has occurred exceeds $50 million and such acceleration has not been rescinded or annulled or such indebtedness repaid within a period of 30 days after written notice to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount at maturity of the debt securities, provided that if any such default is cured, waived, rescinded or annulled, then the event of default by reason thereof would be deemed not to have occurred; and

(f) certain events of bankruptcy, insolvency and reorganization of our company or Holdings.

When we refer to a “Significant Subsidiary,” we mean any Subsidiary that would constitute a “significant subsidiary” within the meaning of Article 1 of Regulation S-X of the Securities Act as in effect on the date of the indenture.

The indenture provides that:

•	if an event of default described in clause (a), (b), (c), (d) or (e) above has occurred and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities may declare the principal amount of the debt securities then outstanding, and any accrued and unpaid interest through the date of such declaration, to be due and payable immediately;

•	upon certain conditions such declarations may be annulled and past defaults (except for defaults in the payment of principal of, any premium on or interest on, the debt securities and in compliance with certain covenants) may be waived by the holders of a majority in aggregate principal amount of the debt securities then outstanding; and

•	if an event of default described in clause (f) occurs and is continuing, then the principal amount of all debt securities issued under the indenture and then outstanding, together with any accrued interest through the

•	occurrence of such event, shall become and be due and payable immediately, without any declaration or other act by the trustee or any other holder.

Under the indenture, the trustee must give to the holders of debt securities notice of all uncured defaults known to it with respect to the debt securities within 90 days after such a default occurs (the term default to include the events specified above without notice or grace periods); provided that, except in the case of default in the payments of principal of, any premium on, any of the debt securities, the trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the holders of the debt securities.

No holder of any debt securities may institute any action under the indenture unless:

•	such holder has given the trustee written notice of a continuing event of default with respect to the debt securities;

•	the holders of not less than 25% in aggregate principal amount of the debt securities then outstanding have requested the trustee to institute proceedings in respect of such event of default;

•	such holder or holders have offered the trustee such reasonable indemnity as the trustee may require;

•	the trustee has failed to institute an action for 60 days thereafter; and

•	no inconsistent direction has been given to the trustee during such 60-day period by the holders of a majority in aggregate principal amount of debt securities.

The holders of a majority in aggregate principal amount of the debt securities affected and then outstanding will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities. The indenture provides that, if an event of default occurs and is continuing, the trustee, in exercising its rights and powers under the indenture, will be required to use the degree of care of a prudent man in the conduct of his own affairs. The indenture further provides that the trustee shall not be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under the indenture unless it has reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is reasonably assured to it.

We must furnish to the trustee within 120 days after the end of each fiscal year a statement of our company signed by one of the officers of our company to the effect that a review of our activities during such year and our performance under the indenture and the terms of the debt securities has been made, and, to the knowledge of the signatories based on such review, we have complied with all conditions and covenants of the indenture or, if we are in default, specifying such default.

Modification of the indenture

We and the trustee may, without the consent of the holders of the debt securities issued under the indenture, enter into supplemental indenture for, among others, one or more of the following purposes:

•	to evidence the succession of another corporation to our company, and the assumption by such successor of our obligations under the indenture and the debt securities;

•	to add covenants of our company, or surrender any rights of the company, or add any rights for the benefit of the holders of debt securities;

•	to cure any ambiguity, omission, defect or inconsistency in such indenture;

•	to establish the form or terms of any other series of debt securities, including any subordinated securities;

•	to evidence and provide the acceptance of any successor trustee with respect to the debt securities or one or more other series of debt securities or to facilitate the administration of the trusts thereunder by one or more trustees in accordance with such indenture; and

•	to provide any additional events of default.

With certain exceptions, the indenture, the Holdings guarantee or the rights of the holders of the debt securities may be modified by us and the trustee with the consent of the holders of a majority in aggregate principal amount of the debt securities then outstanding, but no such modification may be made without the consent of the holder of each outstanding note affected thereby that would:

•	change the maturity of any payment of principal of, or any premium on, any debt securities, or change any place of payment where, or the coin or currency in which, any note or any premium is payable, or impair the right to institute suit for the enforcement of any such payment on or after the maturity thereof (or, in the case of redemption, on or after the redemption date);

•	reduce the percentage in principal amount of the outstanding debt securities, the consent of whose holders is required for any such modification, or the consent of whose holders is required for any waiver of compliance with certain provisions of the indenture or certain defaults thereunder and their consequences provided for in the indenture; or

•	modify any of the provisions of certain sections of the indenture, including the provisions summarized in this paragraph, except to increase any such percentage or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding debt securities affected thereby.

Defeasance

The following provisions will be applicable to each series of debt securities unless we state in the applicable prospectus supplement or term sheet that the provisions of covenant defeasance and full defeasance will not be applicable to that series.

Covenant Defeasance. Under current United States federal tax law, we can make the deposit described below and be released from some of the restrictive covenants in the indenture under which the particular series was issued. This is called “covenant defeasance.” In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and government securities set aside in trust to repay your debt securities. If you hold subordinated securities, you also would be released from the subordination provisions described under “Subordinated Indenture Provisions—Subordination” below. In order to achieve covenant defeasance, we must do the following:

•	If the debt securities of the particular series are denominated in U.S. dollars, deposit in trust for the benefit of all holders of such debt securities a combination of money and United States government or United States government agency debt securities or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

•	Deliver to the trustee a legal opinion of our counsel confirming that, under current United States federal income tax law, we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves at maturity.

•	Deliver to the trustee a legal opinion of our counsel stating that the above deposit does not require registration by us under the Investment Company Act of 1940, as amended, and a legal opinion and officers’ certificate stating that all conditions precedent to covenant defeasance have been complied with.

If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit or the trustee is prevented from making payment. In fact, if one of the remaining Events of Default occurred (such as our bankruptcy) and the debt securities became immediately due and payable, there might be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Full Defeasance. If there is a change in United States federal tax law, as described below, we can legally release ourselves from all payment and other obligations on the debt securities of a particular series (called “full defeasance”) if we put in place the following other arrangements for you to be repaid:

•	If the debt securities of the particular series are denominated in U.S. dollars, we must deposit in trust for the benefit of all holders of such debt securities a combination of money and United States government or United States government agency debt securities or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

•	We must deliver to the trustee a legal opinion confirming that there has been a change in current United States federal tax law or an Internal Revenue Service ruling that allows us to make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves at maturity. Under current United States federal tax law, the deposit and our legal release from the debt securities would be treated as though we paid you your share of the cash and debt securities or bonds at the time the cash and debt securities or bonds were deposited in trust in exchange for your debt securities and you would recognize gain or loss on the debt securities at the time of the deposit.

•	We must deliver to the trustee a legal opinion of our counsel stating that the above deposit does not require registration by us under the Investment Company Act of 1940, as amended, and a legal opinion and officers’ certificate stating that all conditions precedent to defeasance have been complied with.

If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment of the debt securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent. If you hold subordinated securities, you would also be released from the subordination provisions described later under “Subordinated Indenture Provisions—Subordination.”

Discharge of the indenture

We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding debt securities or by depositing with the trustee or the paying agent after the debt securities have become due and payable, whether at stated maturity, or any redemption date, or otherwise, cash sufficient to pay all of the outstanding debt securities and paying all other sums payable under the indenture by our company.

Form, exchange and transfer of certificated registered securities

If registered debt securities cease to be issued in book-entry form, they will be issued:

•	only in fully registered certificated form,

•	without interest coupons, and

•	unless we indicate otherwise in the prospectus supplement or term sheet, in denominations of $1,000 and amounts that are multiples of $1,000.

Holders may exchange their certificated securities for debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed.

Holders may exchange or transfer their certificated securities at the office of their trustee. We have appointed the trustee to act as our agent for registering debt securities in the names of holders transferring debt securities. We may appoint another entity to perform these functions or perform them ourselves.

Holders will not be required to pay a service charge to transfer or exchange their certificated securities, but they may be required to pay any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership.

If we have designated additional transfer agents for your debt security, they will be named in your prospectus supplement or term sheet. We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

If any certificated securities of a particular series are redeemable and we redeem less than all the debt securities of that series, we may block the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of any certificated securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security that will be partially redeemed.

If a registered debt security is issued in book-entry form, only the depositary will be entitled to transfer and exchange the debt security as described in this subsection, since it will be the sole holder of the debt security.

Resignation of trustee

The trustee may resign or be removed with respect to one or more series of indenture securities provided that a successor trustee is appointed to act with respect to these series. In the event that two or more persons are acting as trustee with respect to different series of indenture securities under the indenture, each of the trustees will be a trustee of a trust separate and apart from the trust administered by any other trustee.

The trustee under the indenture

The Bank of New York Mellon Trust Company, N.A. is one of a number of banks with which we maintain ordinary banking relationships and from which we may have obtained credit facilities and lines of credit.

Certain considerations relating to foreign currencies

Debt securities denominated or payable in foreign currencies may entail significant risks. These risks include the possibility of significant fluctuations in the foreign currency markets, the imposition or modification of foreign exchange controls and potential illiquidity in the secondary market. These risks will vary depending upon the currency or currencies involved and will be more fully described in the applicable prospectus supplement or term sheet.

Description of debt warrants

We may issue (either separately or together with other offered securities) debt warrants to purchase underlying debt securities issued by us (“offered debt warrants”). We will issue the debt warrants under warrant agreements (each a “debt warrant agreement”) to be entered into between us and a bank or trust company, as warrant agent (the “debt warrant agent”), identified in the prospectus supplement or term sheet.

Because this section is a summary, it does not describe every aspect of the debt warrants and the debt warrant agreement. We urge you to read the debt warrant agreement because it, and not this description, defines your rights as a holder of debt warrants. We will file the form of debt warrant agreement with the SEC. See “Where You Can Find More Information” for information on how to obtain a copy of the debt warrant agreement.

General

You should read the prospectus supplement or term sheet for the material terms of the offered debt warrants, including the following:

•	The title and aggregate number of the debt warrants.

•	The title, rank, aggregate principal amount and terms of the underlying debt securities purchasable upon exercise of the debt warrants.

•	The principal amount of underlying debt securities that may be purchased upon exercise of each debt warrant, and the price or the manner of determining the price at which this principal amount may be purchased upon exercise.

•	The time or times at which, or the period or periods during which, the debt warrants may be exercised and the expiration date of the debt warrants.

•	Any optional redemption terms.

•	Whether certificates evidencing the debt warrants will be issued in registered or bearer form and, if registered, where they may be transferred and exchanged.

•	Whether the debt warrants are to be issued with any debt securities or any other securities and, if so, the amount and terms of these debt securities or other securities.

•	The date, if any, on and after which the debt warrants and these debt securities or other securities will be separately transferable.

•	Any other material terms of the debt warrants.

The prospectus supplement or term sheet will also contain a discussion of the United States federal income tax considerations relevant to the offering.

Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations. No service charge will be imposed for any permitted transfer or exchange of debt warrant certificates, but we may require payment of any tax or other governmental charge payable in connection therewith. Debt warrants may be exercised and exchanged and debt warrants in registered form may be presented for registration of transfer at the corporate trust office of the debt warrant agent or any other office indicated in the prospectus supplement or term sheet.

Exercise of debt warrants

Each offered debt warrant will entitle the holder thereof to purchase the amount of underlying debt securities at the exercise price set forth in, or calculable from, the prospectus supplement or term sheet relating to the offered debt warrants. After the close of business on the expiration date, unexercised debt warrants will be void.

Debt warrants may be exercised by payment to the debt warrant agent of the applicable exercise price and by delivery to the debt warrant agent of the related debt warrant certificate, properly completed. Debt warrants will be deemed to have been exercised upon receipt of the exercise price and the debt warrant certificate or certificates. Upon receipt of this payment and the properly completed debt warrant certificates, we will, as soon as practicable, deliver the amount of underlying debt securities purchased upon exercise.

If fewer than all of the debt warrants represented by any debt warrant certificate are exercised, a new debt warrant certificate will be issued for the unexercised debt warrants. The holder of a debt warrant will be required to pay any tax or other governmental charge that may be imposed in connection with any transfer involved in the issuance of underlying debt securities purchased upon exercise.

Modifications

There are three types of changes we can make to a debt warrant agreement and the debt warrants issued thereunder.

Changes Requiring Your Approval. First, there are changes that cannot be made to your debt warrants without your specific approval. Those types of changes include modifications and amendments that:

•	accelerate the expiration date;

•	reduce the number of outstanding debt warrants, the consent of the holders of which is required for a modification or amendment; or

•	otherwise materially and adversely affect the rights of the holders of the debt warrants.

Changes Not Requiring Approval. The second type of change does not require any vote by holders of the debt warrants. This type of change is limited to clarifications and other changes that would not materially adversely affect the interests of holders of the debt warrants.

Changes Requiring a Majority Vote. Any other change to the debt warrant agreement and the debt warrants requires a vote in favor by holders of a majority in number of the then outstanding unexercised debt warrants affected thereby. Most changes fall into this category.

No rights as holders of underlying debt securities

Before the warrants are exercised, holders of the debt warrants are not entitled to payments of principal, premium or interest, if any, on the related underlying debt securities or to exercise any rights whatsoever as holders of the underlying debt securities.

Description of common stock warrants

Pursuant to the warrant agreement by and between Holdings and GM dated as of September 16, 2009 (the “Warrant Agreement”), Holdings issued GM 4,093,729 warrants (the “Initial GM Warrants”), which entitles GM to purchase 4,093,729 shares of common stock at an exercise price of $2.76 per share (the “Exercise Price”). Holdings agreed to issue to GM up to an additional 6,915,083 warrants (the “Additional GM Warrants” and together with the Initial GM Warrants, the “GM Warrants”) based upon the amount drawn under the Second Lien Term Credit Facility between Holdings and GM, dated as of September 16, 2009. The Additional GM Warrants entitle GM to purchase shares of common stock at the Exercise Price. The GM Warrants will be exercisable at the holder’s option at any time and from time to time, in whole or in part, commencing on September 16, 2009 until 5:00 pm New York City time on September 16, 2014 (the “Expiration Date”). We are registering hereby the sale by GM of the Initial GM Warrants (herein referred to as the “common stock warrants”) and the common stock issuable upon exercise of the Initial GM Warrants (herein referred to as the “warrants shares”).

The ultimate number of shares of common stock to be issued under the Warrant Agreement and the Exercise Price are subject to certain customary anti-dilution adjustments for changes in Holdings’ capital stock, rights issues, cash and non-cash distributions, certain repurchases of common stock, consolidation or mergers. The GM Warrants will not be subject to contractual restrictions on transfer other than as necessary to ensure compliance with U.S. federal and state securities laws.

GM has agreed that while it or any of its affiliates holds any GM Warrants or shares of common stock issuable upon exercise of the GM Warrants (the “GM Warrant Shares”), GM will not, and will direct its affiliates not to, (i) acquire, offer to acquire, or agree to acquire, directly or indirectly, securities of Holdings or any subsidiary if, following such acquisition, GM and its affiliates would be the beneficial owners of more than 20% of the then outstanding common stock without Holdings’ consent, (ii) seek or propose to influence or control the management or policies of Holdings, make or in any way participate, directly or indirectly, in any “solicitation” of “proxies” to vote any voting securities of Holdings or any subsidiary thereof, or seek to advise or influence any person or entity with respect to the voting of any voting securities of Holdings or any subsidiary thereof, (iii) make any public announcement with respect to, or submit a proposal for or offer of, any merger, recapitalization, reorganization, business combination or other extraordinary transaction involving Holdings or any subsidiary thereof, or any of their securities or assets, (iv) enter into any negotiations, arrangements or understandings with any third party with respect to the foregoing, or (v) publicly disclose that it has requested Holdings to amend or waive any of the above provisions or make such request in a manner that would require public disclosure by Holdings.

In addition, if GM or any of its affiliates exercises a GM Warrant at any time prior to the 30th calendar day prior to the Expiration Date, it shall not hold any GM Warrant Shares for more than 30 calendar days following such exercise (the “Disposal Period”); provided, however, that if GM (or any of its affiliates) is prohibited from selling all or any portion of the GM Warrant Shares pursuant to the registration rights provisions of the Warrant Agreement during the Disposal Period, then the Disposal Period with respect to such GM Warrant Shares will be extended by the length of time GM (or any of its affiliates) is prohibited from selling such GM Warrant Shares. GM and its affiliates will have no rights (including the right to vote in the election of directors or receive dividends) with respect to any GM Warrant Shares held in violation of the previous sentence. If GM (or any of its affiliates) holds any GM Warrant Shares either during the Disposal Period or following the Expiration Date, it will vote such GM Warrant Shares proportionally with all other stockholders of Holdings.

The GM Warrants were issued in a private placement transaction exempt from registration requirements pursuant to Section 4(2) of the Securities Act of 1933, as amended. Holdings has granted certain registration rights to GM for the GM Warrants and the shares of common stock held by GM or other holder upon exercise of the GM Warrants. See “Description of Common Stock.”

Description of common stock

The following summary describes elements of Holdings’ Certificate of Incorporation and Bylaws to be in effect prior to consummation of the Offerings.

Holdings’ authorized capital stock consists of (i) 150,000,000 shares of common stock, par value $.01 per share (“Common Stock”), of which 55,565,873 shares were issued and outstanding as of September 30, 2009, (ii) 10,000,000 shares of preferred stock, par value $.01 per share (“Preferred Stock”) of which no shares are issued and outstanding and (iii) 40,000,000 shares of series common stock, par value $.01 per share (“Series Common Stock”) of which no shares are issued and outstanding. The following description of Holdings’ capital stock and related matters is qualified in its entirety by reference to the Certificate of Incorporation and the Bylaws, copies of which are on file with the SEC.

Common stock

Holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of Common Stock do not have cumulative voting rights in the election of directors. Holders of Common Stock are entitled to receive dividends if, as and when dividends are declared from time to time by Holdings’ Board of Directors out of funds legally available therefor, after payment of dividends required to be paid on outstanding Preferred Stock or Series Common Stock (as described below), if any. In the event of liquidation, dissolution or winding up of Holdings, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and accrued but unpaid dividends and liquidation preferences on any outstanding Preferred Stock or Series Common Stock of Holdings. The Common Stock has no preemptive or conversion rights and is not subject to further calls or assessment by Holdings. There are no redemption or sinking fund provisions applicable to the Common Stock. The Common Stock being sold by Holdings in the Offerings, when sold to the Underwriters in the manner described in this prospectus, prospectus supplement or term sheet will be, and all currently outstanding Common Stock of Holdings is, duly authorized, validly issued, fully paid and non-assessable.

Preferred stock and series common stock

The Certificate of Incorporation authorizes the Board of Directors to establish one or more series of Preferred Stock and Series Common Stock and to determine, with respect to any series of Preferred Stock or Series Common Stock, the terms and rights of such series, including (i) the designation of the series, (ii) the number of shares of the series, which number the Board may thereafter (except where otherwise provided in the Preferred Stock or Series Common Stock designation) increase or decrease (but not below the number of shares thereof then outstanding), (iii) whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series, (iv) the dates at which dividends, if any, will be payable, (v) the redemption rights and price or prices, if any, for shares of the series, (vi) the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series, (vii) the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of Holdings, (viii) whether the shares of the series will be convertible into shares of any other class or series, or any other security, of Holdings or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates as of which such shares shall be convertible and all other terms and conditions upon which such conversion may be made, (ix) restrictions on the issuance of shares of the same series or of any other class or series, and (x) the voting rights, if any, of the holders of such series. The authorized shares of Preferred Stock and Series Common Stock, as well as shares of Common Stock, will be available for issuance without further action by Holdings’ stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which the Holdings’ securities may be listed or traded.

Although the Board has no intention at the present time of doing so, it could issue a series of Preferred Stock or Series Common Stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. The Board will make any determination to issue such shares based on its judgment as to the best interests of Holdings and its stockholders. The Board, in so acting, could issue Preferred Stock or Series Common Stock having terms that could discourage an acquisition attempt or other transaction that some, or a majority, of the Holdings’ stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then-current market price of such stock.

Authorized but unissued capital stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the New York Stock Exchange, which would apply so long as the Common Stock remains listed on the New York Stock Exchange, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Common Stock. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved Common Stock, Preferred Stock and Series Common Stock may be to enable Holdings’ Board of Directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Holdings by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of Holdings’ management and possibly deprive the stockholders of opportunities to sell their shares of Common Stock at prices higher than prevailing market prices.

The Delaware general corporation law

Holdings is a Delaware corporation subject to Section 203 of the Delaware General Corporation Law (the “DGCL”). Section 203 provides that, subject to certain exceptions specified therein, a Delaware corporation shall not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that such stockholder became an interested stockholder unless (i) the corporation has elected in its certificate of incorporation not to be governed by Section 203 (Holdings has not made such an election), (ii) prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (iii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares), or (iv) at or subsequent to such time, the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. The three-year prohibition also does not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors. The term “business combination” is defined generally to include mergers or consolidations between a Delaware corporation and an “interested stockholder,” transactions with an “interested stockholder” involving the assets or stock of the corporation or its majority-owned subsidiaries and transactions which increase an interested stockholder’s percentage ownership of stock. Except as specified in Section 203 of the DGCL, an “interested stockholder” is defined to include any person, other than the corporation and any direct or indirect majority-owned subsidiary, that is (x) the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation, at any time within three years immediately prior to the relevant date or (y) the affiliates and associates of any such person.

Under certain circumstances, Section 203 makes it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. The provisions of Section 203 may encourage companies interested in acquiring Holdings to negotiate in advance with Holdings’ Board of Directors, because the stockholder approval requirement would be avoided if the Board of Directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. Such provisions also may have the effect of preventing changes in Holdings’ Board of Directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Certificate of incorporation; bylaws

The Certificate of Incorporation and the Bylaws contain certain provisions that could make more difficult the acquisition of Holdings by means of a tender offer, a proxy contest or otherwise.

Classified Board. The Certificate of Incorporation provides that Holdings’ Board of Directors will be divided into three classes of directors, with the classes to be as nearly equal in number as possible. As a result, approximately one-third of the Board of Directors will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of Holdings’ Board. The Certificate of Incorporation provides that, subject to any rights of holders of Preferred Stock or Series Common Stock to elect additional directors under specified circumstances, the number of directors will be fixed in the manner provided in the Bylaws. The Certificate of Incorporation and the Bylaws provide that the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by the Board, but must consist of not less than three directors. In addition, the Certificate of Incorporation provides that, subject to any rights of holders of Preferred Stock, and unless the Board otherwise determines, any vacancies will be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum.

Removal of Directors. Under the DGCL, unless otherwise provided in the Certificate of Incorporation, directors serving on a classified board may be removed by the stockholders only for cause. In addition, the Certificate of Incorporation and the Bylaws provide that directors may be removed only for cause and only upon the affirmative vote of holders of at least 75% of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors (“Voting Stock”), voting together as a single class.

Stockholder Action. The Certificate of Incorporation and the Bylaws provide that stockholder action can be taken only at an annual or special meeting of stockholders and may not be taken by written consent in lieu of a meeting. The Certificate of Incorporation and the Bylaws provide that special meetings of stockholders can be called only by Holdings’ Chief Executive Officer or pursuant to a resolution adopted by the Board. Stockholders are not permitted to call a special meeting or to require that the Board call a special meeting of stockholders. Moreover, the business permitted to be conducted at any special meeting of stockholders is limited to the business brought before the meeting pursuant to the notice of meeting given by Holdings.

Advance Notice Procedures. The Bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors, or bring other business before an annual or special meeting of stockholders of Holdings (the “Stockholders Notice Procedure”). The Stockholders Notice Procedure provides that only persons who are nominated by, or at the direction of the Board of Directors, the Chairman of the Board, or by a stockholder who has given timely written notice to the Secretary of Holdings prior to the meeting at which directors are to be elected, will be eligible for election as directors of Holdings. The Stockholders Notice Procedure also provides that at an annual meeting only such business may be conducted as has been brought before the meeting pursuant to the notice of meeting delivered by Holdings or by, or at the direction of, the Chairman of the Board or by a stockholder who is entitled to vote at the meeting and who has given timely written notice to the Secretary of Holdings of such stockholder’s intention to bring such business before such meeting. Under the Stockholders Notice Procedure, for notice of stockholder nominations to be made at an annual meeting to be timely, such notice must be received by Holdings not less than 70 days nor more than 90 days prior to the first anniversary of the previous year’s annual meeting (or, if the date of the annual meeting is advanced by more than 20 days or delayed by more than 70 days from such anniversary date, not earlier than the 90th day prior to such meeting and not later than the later of (x) the 70th day prior to such meeting and (y) the 10th day after public announcement of the date of such meeting is first made). Notwithstanding the foregoing, in the event that the number of directors to be elected is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by Holdings at least 80 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice will be timely, but only with respect to nominees for any new positions created by such increase, if it is received by Holdings not later than the 10th day after such public announcement is first made by Holdings. Under the Stockholders Notice Procedure, for notice of a stockholder nomination to be made at a special meeting at which directors are to be elected to be timely, such notice must be received by Holdings not earlier than the 90th day before such meeting and not later than the later of (x) the 70th day prior to such meeting and (y) the 10th day after the public announcement of the date of such meeting is first made. In addition, under the Stockholders Notice Procedure, a stockholder’s notice to Holdings proposing to nominate a person for election as a director or relating to the conduct of business other than the nomination of directors must contain certain specified information. If the Chairman of the Board or other officer presiding at a meeting determines that a person was not nominated, or other business was not brought before the meeting, in accordance with the Stockholders Notice Procedure, such person will not be eligible for election as a director, or such business will not be conducted at such meeting, as the case may be.

Liability of Directors; Indemnification. The Certificate of Incorporation provides that a director will not be personally liable for monetary damages to Holdings or its stockholders for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The Certificate of Incorporation also provides that each current or former director, officer, employee or agent of Holdings, or each such person who is or was serving or who had agreed to serve at the request of Holdings as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person), will be indemnified by Holdings to the full extent permitted by the DGCL, as the same exists or may in the future be amended (but, in the case of any such amendment, only to the extent that such amendment permits Holdings to provide broader indemnification rights than said law permitted Holdings to provide prior to such amendment). The Certificate of Incorporation also specifically authorizes Holdings to enter into agreements with any person providing for indemnification greater or different than that provided by the Certificate of Incorporation.

Amendment. The Certificate of Incorporation provides that the affirmative vote of the holders of at least 75% of the voting power of the outstanding shares of Voting Stock, voting together as a single class, is required to amend provisions of the Certificate of Incorporation relating to the prohibition of stockholder action without a meeting; the number, election and term of Holdings’ directors; and the removal of directors. The Certificate of Incorporation further provides that the Bylaws may be amended by the Board or by the affirmative vote of the holders of at least 75% of the outstanding shares of Voting Stock, voting together as a single class.

The description set forth above is intended as a summary only and is qualified in its entirety by reference to the forms of the Certificate of Incorporation and the Bylaws, copies of which are being filed as exhibits to the Registration Statement of which this prospectus is a part.

Registrar and transfer agent

The registrar and transfer agent for the Common Stock is Computershare Trust Co. of New York.

Listing

Holdings’ Common Stock is listed on the New York Stock Exchange under the symbol “AXL.”

Description of preferred stock

Under our certificate of incorporation, we are authorized to adopt resolutions providing for the issuance, in one or more series, of up to 10,000,000 shares of preferred stock, $.01 par value, with the powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof adopted by our Board of Directors or a duly authorized committee thereof.

Because this section is a summary, it does not describe every aspect of our preferred stock. We urge you to read our certificate of incorporation and the certificate of designations creating your preferred stock because they, and not this description, define your rights as a holder of preferred stock. We have filed our certificate of incorporation and will file the certificate of designations with the SEC. See “Where You Can Find More Information” for information on how to obtain copies of these documents.

The specific material terms of any preferred stock proposed to be sold under this prospectus and an attached prospectus supplement or term sheet will be described in the prospectus supplement or term sheet. If so indicated in the prospectus supplement or term sheet, the terms of the offered preferred stock may differ from the terms set forth below.

General

Unless otherwise specified in the prospectus supplement or term sheet relating to the offered preferred stock, each series of preferred stock will rank on a parity as to dividends and distribution of assets upon liquidation and in all other respects with all other series of preferred stock. The preferred stock will, when issued, be fully paid and nonassessable and holders thereof will have no preemptive rights.

You should read the prospectus supplement or term sheet for the material terms of the preferred stock offered thereby, including the following:

•	The title and stated value of the preferred stock.

•	The number of shares of the preferred stock offered, the liquidation preference per share and the offering price of the preferred stock.

•	The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to the preferred stock.

•	The date from which dividends on the preferred stock will accumulate, if applicable.

•	The liquidation rights of the preferred stock.

•	The procedures for any auction and remarketing, if any, of the preferred stock.

•	The sinking fund provisions, if applicable, for the preferred stock.

•	The redemption provisions, if applicable, for the preferred stock.

•	Whether the preferred stock will be convertible into or exchangeable for other securities and, if so, the terms and conditions of conversion or exchange, including the conversion price or exchange ratio and the conversion or exchange period (or the method of determining the same).

•	Whether the preferred stock will have voting rights and the terms thereof, if any.

•	Whether the preferred stock will be listed on any securities exchange.

•	Whether the preferred stock will be issued with any other securities and, if so, the amount and terms of these other securities.

•	Any other specific material terms, preferences or rights of, or limitations or restrictions on, the preferred stock.

Subject to our certificate of incorporation and to any limitations contained in our outstanding preferred stock, we may issue additional series of preferred stock, at any time or from time to time, with the powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, as our Board of Directors or any duly authorized committee thereof may determine, all without further action of our stockholders, including holders of our then outstanding preferred stock.

If applicable, the prospectus supplement or term sheet will also contain a discussion of the material United States federal income tax considerations relevant to the offering.

Dividends

Holders of preferred stock will be entitled to receive cash dividends, when, as and if declared by our Board of Directors, out of our assets legally available for payment, at the rate and on the dates set forth in the prospectus supplement or term sheet. Each dividend will be payable to holders of record as they appear on our stock books on the record date fixed by our Board of Directors. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable prospectus supplement or term sheet.

We may not:

•	declare or pay dividends (except in our stock that is junior as to dividends and liquidation rights to the preferred stock (“junior stock”)) or make any other distributions on junior stock, or

•	purchase, redeem or otherwise acquire junior stock or set aside funds for that purpose (except in a reclassification or exchange of junior stock through the issuance of other junior stock or with the proceeds of a reasonably contemporaneous sale of junior stock), if there are arrearages in dividends or failure in the payment of our sinking fund or redemption obligations on any of our preferred stock and, in the case of the first bullet point above, if dividends in full for the current quarterly dividend period have not been paid or declared on any of our preferred stock.

Dividends in full may not be declared or paid or set apart for payment on any series of preferred stock unless:

•	there are no arrearages in dividends for any past dividend periods on any series of preferred stock, and

•	to the extent that the dividends are cumulative, dividends in full for the current dividend period have been declared or paid on all preferred stock.

Any dividends declared or paid when dividends are not so declared, paid or set apart in full will be shared ratably by the holders of all series of preferred stock in proportion to the respective arrearages and undeclared and unpaid current cumulative dividends. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments that may be in arrears.

Conversion and exchange

If the preferred stock will be convertible into or exchangeable for common stock or other securities, the prospectus supplement or term sheet will set forth the terms and conditions of that conversion or exchange, including the conversion price or exchange ratio (or the method of calculating the same), the conversion or exchange period (or the method of determining the same), whether conversion or exchange will be mandatory or at the option of the holder or us, the events requiring an adjustment of the conversion price or the exchange ratio and provisions affecting conversion or exchange in the event of the redemption of that preferred stock. These terms may also include provisions under which the number of shares of common stock or the number or amount of other securities to be received by the holders of that preferred stock upon conversion or exchange would be calculated according to the market price of the common stock or those other securities as of a time stated in the prospectus supplement or term sheet.

Liquidation rights

In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of each series of the preferred stock will be entitled to receive out of our assets that are available for distribution to stockholders, before any distribution of assets is made to holders of any junior stock, liquidating distributions in the amount set forth in the applicable prospectus supplement or term sheet plus all accrued and unpaid dividends. If, upon our voluntary or involuntary liquidation, dissolution or winding up, the amounts payable with respect to the preferred stock are not paid in full, the holders of preferred stock of each series will share ratably in the distribution of our assets in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of the preferred stock will not be entitled to any further participation in any distribution of our assets. Our consolidation or merger with or into any other corporation or corporations or a sale of all or substantially all of our assets will not be deemed to be a liquidation, dissolution or winding up of us for purposes of these provisions.

Redemption

If so provided in the prospectus supplement or term sheet, the offered preferred stock may be redeemable in whole or in part at our option at the times and at the redemption prices set forth therein.

If dividends on any series of preferred stock are in arrears or we have failed to fulfill our sinking fund or redemption obligations with respect to any series of preferred stock, we may not purchase or redeem shares of preferred stock or any other capital stock ranking on a parity with or junior to the preferred stock as to dividends or upon liquidation, nor permit any subsidiary to do so, without in either case the consent of the holders of at least two-thirds of each series of preferred stock then outstanding; provided, however, that:

•	to meet our purchase, retirement or sinking fund obligations with respect to any series of preferred stock, we may use shares of that preferred stock acquired prior to the arrearages or failure of payment and then held as treasury stock, and

•	we may complete the purchase or redemption of shares of preferred stock for which a contract was entered into for any purchase, retirement or sinking fund purposes prior to the arrearages or failure of payment.

Voting rights

Except as indicated below or in the prospectus supplement or term sheet, or except as expressly required by applicable law, the holders of the preferred stock will not be entitled to vote. As used herein, the term “applicable preferred stock” means those series of preferred stock to which the provisions described herein are expressly made applicable by resolutions of our Board of Directors.

If the equivalent of six quarterly dividends payable on any shares of any series of applicable preferred stock are in default (whether or not the dividends have been declared or the defaulted dividends are consecutive), the number of our directors will be increased by two and the holders of all outstanding series of applicable preferred stock, voting as a single class without regard to series, will be entitled to elect the two additional directors until four consecutive quarterly dividends are paid or declared and set apart for payment, if the shares are cumulative, or until all arrearages in dividends and dividends in full for the current quarterly period are paid or declared and set apart for payment, if the shares are non-cumulative, whereupon all voting rights described herein will be divested from the applicable preferred stock. The holders of applicable preferred stock may exercise their special class voting rights at meetings of the stockholders for the election of directors or at special meetings for the purpose of electing directors, in either case at which the holders of not less than one-third of the aggregate number of shares of applicable preferred stock are present in person or by proxy.

The affirmative vote of the holders of at least two-thirds of the outstanding shares of any series of preferred stock will be required:

•	for any amendment of our certificate of incorporation (or the related certificate of designations) that will adversely affect the powers, preferences or rights of the holders of the preferred stock of that series, or

•	to create any class of stock (or increase the authorized number of shares of any class of stock) that will have preference as to dividends or upon liquidation over the preferred stock of that series or create any stock or other security convertible into or exchangeable for or evidencing the right to purchase any stock of that class.

In addition, the affirmative vote of the holders of a majority of all the shares of our preferred stock then outstanding will be required to increase the authorized amount of our preferred stock.

Special provisions relating to foreign currency notes

General

Unless otherwise indicated in the applicable prospectus supplement or term sheet, the Notes will be denominated in U.S. dollars, payments of principal of, premium, if any, and interest on the Notes will be made in U.S. dollars and payment of the purchase price of the Notes must be made in immediately available funds. If any of the Notes (“Foreign Currency Notes”) are to be denominated or payable in a currency (a “specified currency”) other than U.S. dollars, the following provisions will apply in addition to, and to the extent inconsistent therewith will replace, the description of general terms and provisions of Notes set forth in the accompanying prospectus and elsewhere in this prospectus.

A prospectus supplement or term sheet with respect to any Foreign Currency Note (which may include information with respect to applicable current foreign exchange controls) is a part of this prospectus and prospectus supplement or term sheet. Any information concerning exchange rates is furnished as a matter of information only and should not be regarded as indicative of the range of or trends in fluctuations in currency exchange rates that may occur in the future.

Currencies

We may offer Foreign Currency Notes denominated and/or payable in a specified currency or specified currencies. Unless otherwise indicated in the applicable prospectus supplement or term sheet, purchasers are required to pay for Foreign Currency Notes in the specified currency. At the present time, there are limited facilities in the United States for conversion of U.S. dollars into specified currencies and vice versa, and banks may elect not to offer non-U.S. dollar checking or savings account facilities in the United States. However, if requested on or prior to the fifth Business Day preceding the date of delivery of the Foreign Currency Notes, or by such other day as determined by the agent who presents such offer to purchase Foreign Currency Notes to us, such agent may be prepared to arrange for the conversion of U.S. dollars into the specified currency set forth in the applicable prospectus supplement or term sheet to enable the purchasers to pay for the Foreign Currency Notes. Each such conversion will be made by the agents on such terms and subject to such conditions, limitations and charges as the agents may from time to time establish in accordance with their regular foreign exchange practices. All costs of exchange will be borne by the purchasers of the Foreign Currency Notes.

Information about the specified currency in which a particular Foreign Currency Note is denominated and/or payable, including historical exchange rates and a description of the currency and any exchange controls, will be set forth in the applicable prospectus supplement or term sheet.

Payment of principal and interest

The principal of, premium, if any, and interest on Foreign Currency Notes is payable by us in the specified currency. Currently, banks do not generally offer non-U.S. dollar-denominated account facilities in their offices in the United States, although they are permitted to do so. Accordingly, a holder of Foreign Currency Notes will be paid in U.S. dollars converted from the specified currency unless the holder is entitled to elect, and does elect, to be paid in the specified currency, or as otherwise specified in the applicable prospectus supplement or term sheet.

Any U.S. dollar amount to be received by a holder of a Foreign Currency Note will be based on the highest bid quotation in The City of New York received by an agent for us specified in the applicable prospectus supplement or term sheet (the “Exchange Rate Agent”) at approximately 11:00 A.M., New York City time, on the second Business Day preceding the applicable payment date from three recognized foreign exchange dealers (one of whom may be the Exchange Rate Agent) selected by the Exchange Rate Agent and approved by us for the purchase by the quoting dealer of the specified currency for U.S. dollars for settlement on the payment date in the aggregate amount of the specified currency payable to all holders of Foreign Currency Notes scheduled to receive U.S. dollar payments and at which the applicable dealer commits to execute a contract. If three bid quotations are not available, payments will be made in the specified currency. All currency exchange costs will be borne by the holder of the Foreign Currency Note by deductions from such payments.

Unless otherwise indicated in the applicable prospectus supplement or term sheet, a holder of Foreign Currency Notes may elect to receive payment of the principal of, and premium, if any, and interest on the Foreign Currency Notes in the specified currency by transmitting a written request for such payment to the corporate trust office of the Trustee in The City of New York on or prior to the regular record date or at least fifteen calendar days prior to Maturity Date, as the case may be. This request may be in writing (mailed or hand delivered) or sent by cable, telex or other form of facsimile transmission. A holder of a Foreign Currency Note may elect to receive payment in the specified currency for all principal, premium, if any, and interest payments and need not file a separate election for each payment. This election will remain in effect until revoked by written notice to the Trustee, but written notice of any revocation must be received by the Trustee on or prior to the regular record date or at least fifteen calendar days prior to the Maturity Date, as the case may be. Holders of Foreign Currency Notes whose Notes are to be held in the name of a broker or nominee should contact their brokers or nominees to determine whether and how an election to receive payments in the specified currency may be made.

Unless otherwise specified in the applicable prospectus supplement or term sheet, if the specified currency is other than U.S. dollars, a beneficial owner of the related global security who elects to receive payments of principal, premium, if any, and/or interest, if any, in the specified currency must notify its participant through which it owns its beneficial interest on or prior to the applicable record date or at least fifteen calendar days prior to the Maturity Date, as the case may be, of such beneficial owner’s election. The participant must notify the depositary of such election on or prior to the third Business Day after such record date or at least 12 calendar days prior to the Maturity Date, as the case may be, and the depositary will notify the Trustee of such election on or prior to the fifth Business Day after such record date or at least ten calendar days prior to the Maturity Date, as the case may be. If complete instructions are received by the participant from the beneficial owner and forwarded by the participant to the depositary, and by the depositary to the Trustee, on or prior to such dates, then the beneficial owner will receive payments in the specified currency. See “Description of Debt Securities—Global Securities” in the accompanying prospectus.

Principal and interest on Foreign Currency Notes paid in U.S. dollars will be paid in the manner specified in the accompanying prospectus supplement or term sheet and this prospectus with respect to Notes denominated in U.S. dollars. Interest on Foreign Currency Notes paid in the specified currency will be paid by check mailed on an Interest Payment Date other than a Maturity Date to the persons entitled thereto to the addresses of such holders as they appear in the security register or, at our option, by wire transfer to a bank account maintained by the holder in the country of the specified currency. The principal of, premium, if any, and interest on Foreign Currency Notes, together with interest accrued and unpaid thereon, due on the Maturity Date will be paid, in the specified currency in immediately available funds upon surrender of such Notes at the corporate trust office of the Trustee in The City of New York, or, at our option, by wire transfer to such bank account of immediately available funds to an account with a bank designated at least 15 calendar days prior to the Maturity Date by the applicable registered holder, provided the particular bank has appropriate facilities to make these payments and the particular Foreign Currency Note is presented and surrendered at the office or agency maintained by us for this purpose in the Borough of Manhattan, The City of New York, in time for the Trustee to make these payments in accordance with its normal procedures.

Payment currency

If a specified currency is not available for the payment of principal, premium or interest with respect to a Foreign Currency Note due to the imposition of exchange controls or other circumstances beyond our control, we will be entitled to satisfy our obligations to holders of Foreign Currency Notes by making such payment in U.S. dollars on the basis of the noon buying rate in The City of New York for cable transfers of the specified currency as certified for customs purposes (or, if not so certified, as otherwise determined) by the Federal Reserve Bank of New York (the “Market Exchange Rate”) as computed by the Exchange Rate Agent on the second Business Day prior to such payment or, if not then available, on the basis of the most recently available Market Exchange Rate or as otherwise indicated in an applicable prospectus supplement or term sheet. Any payment made under these circumstances in U.S. dollars where the required payment is in a specified currency will not constitute a default under the indenture with respect to the Notes.

All determinations referred to above made by the Exchange Rate Agent will be at its sole discretion and will, in the absence of manifest error, be conclusive for all purposes and binding on the holders of the Foreign Currency Notes.

AS INDICATED ABOVE, AN INVESTMENT IN FOREIGN CURRENCY NOTES OR CURRENCY INDEXED NOTES INVOLVES SUBSTANTIAL RISKS, AND THE EXTENT AND NATURE OF SUCH RISKS CHANGE CONTINUOUSLY. AS WITH ANY INVESTMENT IN A SECURITY, PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR OWN FINANCIAL AND LEGAL ADVISORS AS TO THE RISKS ENTAILED IN AN INVESTMENT IN FOREIGN CURRENCY NOTES OR CURRENCY INDEXED NOTES. SUCH NOTES ARE NOT AN APPROPRIATE INVESTMENT FOR PROSPECTIVE PURCHASERS WHO ARE UNSOPHISTICATED WITH RESPECT TO FOREIGN CURRENCY MATTERS.

Selling security holders

Holdings initially issued warrants for the shares of common stock of Holdings to GM pursuant to the Warrant Agreement. We are registering the common stock warrants and the underlying warrant shares pursuant to registration rights granted in connection with the initial grant of the warrants.

We are registering 4,093,729 common stock warrants and the 4,093,729 underlying warrant shares on behalf of the selling stockholders. The common stock warrants may only be transferred by the selling stockholders to an affiliate of the selling stockholders or to an institutional “accredited investor” as defined under the Securities Act of 1933, as amended or pursuant to this prospectus.

No offer or sale under this prospectus may be made by a holder of our common stock until that holder has notified us and, if required, we have filed a supplement to this prospectus or an amendment to the registration statement of which this prospectus is a part has become effective. We will supplement or amend this prospectus to include additional selling stockholders upon request and upon provision of all required information to us. We will provide to each named selling stockholder copies of this prospectus and any applicable prospectus supplement and will take certain other actions as are required to permit unrestricted resales of the shares of common stock offered hereby. A holder that sells shares by means of this prospectus will be subject to certain of the civil liability provisions under the Securities Act of 1933 in connection with such sales and will be bound by the provisions of the registration rights provisions of the warrant agreement that are applicable to such a holder (including certain indemnification rights and obligations).

The selling stockholders may offer and sell any or all of their common stock warrants and warrant shares at any time and from time to time. Because the selling stockholders may offer all or only some portion or none of their common stock warrants and warrant shares, we cannot estimate the amount or percentage of common stock that the selling stockholders will hold upon termination of the offering.

The selling stockholder has not held any position, office or other material relationship with us or our affiliates during the past three years other than as disclosed in this prospectus or in the documents incorporated by reference.

Plan of distribution

We and/or a selling security holder may sell the offered securities:

•	through agents;

•	to or through underwriters; or

•	directly to other purchasers.

Any underwriters or agents will be identified and their discounts, commissions and other items constituting underwriters’ compensation and any securities exchanges on which the securities are listed will be described in the applicable prospectus supplement or term sheet.

We and/or a selling security holder (directly or through agents) may sell, and the underwriters may resell, the offered securities in one or more transactions, including negotiated transactions, at a fixed public offering price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

In order to facilitate the offering of the debt securities, the underwriters or agents may engage in transactions that stabilize, maintain or otherwise affect the price of the debt securities and our common stock. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters or agents of a greater number of debt securities than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ or agents’ option to purchase additional debt securities from us in the offering. The underwriters or agents may close out any covered short position by either exercising the option to purchase additional debt securities or purchasing debt securities in the open market. In determining the source of debt securities to close out the covered short position, the underwriters or agents will consider, among other things, the price of debt securities available for purchase in the open market as compared to the price at which they may purchase debt securities through the option. “Naked” short sales are sales in excess of the option. The underwriters or agents must close out any naked short position by purchasing debt securities in open market. A naked short position is more likely to be created if the underwriters or agents are concerned that there may be a downward pressure on the price of the debt securities in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of certain bids for or purchases of the debt securities made by the underwriters or agents in the open market prior to the completion of the offering. Any of these activities may stabilize or maintain the market price of the debt securities above independent market levels. The underwriters or agents are not required to engage in these activities, and may end any of these activities at any time.

In connection with the sale of offered securities, the underwriters or agents may receive compensation from us, from selling security holders or from purchasers of the offered securities for whom they may act as agents. The underwriters may sell offered securities to or through dealers, who may also receive compensation from purchasers of the offered securities for whom they may act as agents. Compensation may be in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the Act, and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Act.

We and/or a selling security holder will indemnify the underwriters and agents against certain civil liabilities, including liabilities under the Act, or contribute to payments they may be required to make in respect of such liabilities.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses.

If so indicated in the prospectus supplement or term sheet relating to a particular series or issue of offered securities, we will authorize underwriters, dealers or agents to solicit offers by certain institutions to purchase the offered securities from us under delayed delivery contracts providing for payment and delivery at a future date. These contracts will be subject only to those conditions set forth in the prospectus supplement or term sheet, and the prospectus supplement or term sheet will set forth the commission payable for solicitation of these contracts.

Legal matters

The validity of the securities will be passed upon for us by Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York 10022.

Experts

The financial statements, and the related financial statement schedule, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the financial statements and financial statement schedule and includes explanatory paragraphs relating to: uncertainties which raise substantial doubt about the Company’s ability to continue as a going concern; the adoption on December 31, 2006 of the balance sheet provisions of SFAS No. 158, Employers’ Accounting for Defined Benefit Provision and Other Postretirement Plans; the adoption on January 1, 2007 of the measurement date provisions of SFAS No. 158 and FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes; the change on January 1, 2008 to a preferred method for costing U.S. inventories from the last-in, first-out (LIFO) method to the first-in, first-out (FIFO) method; and the change during the year ended December 31, 2008 to a preferred method of balance sheet accounting related to cost sharing provisions associated with the Company’s other post retirement benefit obligations, and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting), which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

American Axle & Manufacturing Holdings, Inc.

14,000,000 Shares of Common Stock

PROSPECTUS SUPPLEMENT

J.P. Morgan	BofA Merrill Lynch

Barclays Capital
Credit Suisse
KeyBanc Capital Markets
Comerica Securities